    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 26, 1998


                                                      REGISTRATION NO. 333-59389
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------


                                AMENDMENT NO. 2


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                              HEADHUNTER.NET, INC.
             (Exact name of registrant as specified in its charter)

            GEORGIA                            7310                          58-2403177
  (State or other jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
       of incorporation)           Classification Code Number)         Identification Number)

                                 WARREN L. BARE
                            CHIEF EXECUTIVE OFFICER
                              HEADHUNTER.NET, INC.
                            6410 ATLANTIC BOULEVARD
                                   SUITE 160
                            NORCROSS, GEORGIA 30071
                           TELEPHONE: (770) 300-9272
                           FACSIMILE: (770) 300-9298
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and agent for service)

                                   COPIES TO:

              JOEL J. HUGHEY, ESQ.                             GLENN W. STURM, ESQ.
               ALSTON & BIRD LLP                               NELSON MULLINS RILEY
              ONE ATLANTIC CENTER                             & SCARBOROUGH, L.L.P.
           1201 WEST PEACHTREE STREET                           FIRST UNION PLAZA
          ATLANTA, GEORGIA 30309-3424                       999 PEACHTREE STREET, N.E.
           TELEPHONE: (404) 881-7000                                SUITE 1400
           FACSIMILE: (404) 881-7777                          ATLANTA, GEORGIA 30309
                                                            TELEPHONE: (404) 817-6000
                                                            FACSIMILE: (404) 817-6050

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for any offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION, DATED AUGUST 26, 1998


PROSPECTUS


                                2,500,000 SHARES


                                     [LOGO]

                                  COMMON STOCK


     All of the 2,500,000 shares of Common Stock offered hereby (the "Offering") are being offered by HeadHunter.NET, Inc. (the "Company" or "HeadHunter.NET").



     Prior to the Offering there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price for the Common Stock will be between $11.00 and $13.00 per share. See "Underwriting" for information relating to the determination of the initial public offering price. The Company's Common Stock has been approved for listing on the Nasdaq National Market under the symbol "HNET."


     SEE "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------
                                           PRICE TO               UNDERWRITING             PROCEEDS TO
                                            PUBLIC                DISCOUNT(1)               COMPANY(2)
-------------------------------------------------------------------------------------------------------------
Per Share......................... $                        $                        $
-------------------------------------------------------------------------------------------------------------
Total(3).......................... $                        $                        $
-------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting estimated Offering expenses of $800,000 payable by the Company.


(3) The Company has granted the Underwriters a 30-day over-allotment option to purchase up to 375,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such shares are purchased by the
    Underwriters, the total Price to Public will be $       , the total
    Underwriting Discount will be $       and the total Proceeds to Company will
    be $       . See "Underwriting."

                            ------------------------
     The shares of Common Stock are offered subject to receipt and acceptance by the several Underwriters, to prior sale, and to the Underwriters' right to reject orders in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that certificates for the shares of Common Stock
will be available for delivery on or about             , 1998.
WHEAT FIRST UNION
                               J.C. BRADFORD&CO.
                                                         INTERSTATE/JOHNSON LANE
                                                               CORPORATION
                                          , 1998.

               [PICTURES OF HEADHUNTER.NET WEB PAGES APPEAR HERE]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE COMMON STOCK, AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, the notes thereto and the other financial and operating data contained elsewhere in this Prospectus. Unless otherwise indicated, the information contained in this Prospectus assumes (i) no exercise of the Underwriters' over-allotment option and (ii) conversion of all of the Company's Class A Preferred Stock into Common Stock. Unless otherwise indicated expressly or by context, references herein to the "Company" or "HeadHunter.NET" refer to HeadHunter.NET, Inc. and its subsidiaries, HeadHunters, L.L.C. ("LLC") and HNET, Inc. ("HNI").

                                  THE COMPANY

     HeadHunter.NET is an Internet-based interactive technology company that provides a leading employment Web site at www.HeadHunter.NET. The Company's Web site enables employers and recruiters ("job listers") to list job opportunities and search for resumes, and enables job seekers to post resumes and search for job opportunities using a wide array of search criteria, including keyword, industry, job type, education, geographic location and salary range. Based on Relevant Knowledge statistics for the second quarter of 1998, HeadHunter.NET rated first in terms of return traffic, page views per user and time spent per user on the site compared to the leading employment Web sites. The Company has significantly increased traffic on its Web site from 170,000 average daily page views during January 1998 to 375,000 average daily page views during June 1998. HeadHunter.NET believes that this increase in traffic is due to the quality and quantity of its content, the ease of use, search capabilities and overall functionality of its Web site, and increased market awareness resulting from enhanced marketing activities. The Company recently entered into strategic relationships with Yahoo! Inc. ("Yahoo!"), WorkLife Solutions, Inc. ("WorkLife"), in conjunction with the AltaVista search engine ("AltaVista"), GeoCities, Inc. ("GeoCities") and DoubleClick Inc. ("DoubleClick"), each of which the Company believes will further increase traffic and market awareness of its Web site.

     HeadHunter.NET offers an effective Internet-based solution to meet the hiring and job search needs of job listers and job seekers. All of the job opportunities and resumes listed on the Company's Web site are original content submitted by job listers and job seekers, and are not recycled from print or other media. At June 30, 1998, approximately 165,000 job opportunities and 31,000 resumes were listed on the Company's Web site. HeadHunter.NET ensures the quality of its content by enabling job listers and job seekers to continually update their job opportunities and resumes and by removing outdated listings from its Web site. The Company offers enhanced listing services to job listers which are primarily intended to increase visibility of their job opportunities. These enhanced listing services include: (i) preferential search result ordering; (ii) automatic cross-posting of listings to Yahoo! Classifieds and AltaVista's Career and Employer Zone (the "Careers Zone"); (iii) a link to a job lister's Web site which allows job seekers to easily access additional information about the job lister and its employment opportunities; and (iv) access to an automated job posting system which allows job listers to bulk post a large number of employment opportunities to the Company's Web site.

     Jupiter Communications estimates that the total number of individual online users in the United States will grow from approximately 49 million in 1997 to 116 million in 2002. The Company believes that this rapid increase has made and will continue to make the Internet an attractive medium for online recruiting. According to an industry report, the traditional place and search segment of the staffing industry is expected to generate approximately $13 billion in revenues in 1998, an increase of 19% from 1997. Total spending on online recruiting is expected to grow from approximately $48 million in 1997 to $460 million in 2002, according to Forrester Research. The Company believes that online recruiting has a number of advantages over traditional means of hiring and job searching because it is: (i) interactive, allowing immediate links to additional information; (ii) more easily tailored to satisfy the users' needs; (iii) more cost-effective; and (iv) more easily accessible.

     The Company also believes that a significant opportunity exists to capitalize on the growing use of the Internet as an advertising medium by leveraging the traffic on its Web site to attract advertisers. According to

Jupiter Communications, total spending for online advertising is expected to grow from approximately $940 million in 1997 to $7.7 billion in 2002. The Company believes that job seekers using its Web site present an attractive target audience for advertising by existing job listers and companies such as career consultants, resume consultants, benefits providers, recruiters, human resource management companies, moving companies, insurance companies and others whose services may be of interest to job seekers.

     The Company derives its revenues from enhanced listing services fees and the sale of advertising banners on its site. Job listers may choose to purchase enhanced listing services to improve the placement and visibility of their job opportunities. Advertisers may purchase banner advertisements that are displayed randomly or based upon targeted search criteria. During June 1998, the Company delivered, on average, over 375,000 advertising impressions per day from over 65 advertisers, including Fidelity Investments, HotMail Corporation, Powertel, Inc., Ford Motor Company and InterCall, Inc.

     The Company's objective is to provide the leading employment Web site by offering an effective solution to meet the employment needs of job listers and job seekers. The Company's strategy to accomplish this objective includes the following key elements: (i) continue to facilitate successful employment searches; (ii) increase market awareness and brand recognition of HeadHunter.NET; (iii) establish additional strategic relationships; (iv) implement an innovative pricing model; (v) continue to enhance site functionality and features; and (vi) pursue strategic acquisitions of complementary businesses and technologies.

     Information contained on the Company's Web site is not a part of this Prospectus and must not be relied upon in evaluating an investment in the Common Stock offered hereby. This Prospectus contains trade names, service marks and trademarks of the Company and others, all of which are the property of their respective owners.

                                  THE OFFERING


Common Stock offered by the
  Company.....................   2,500,000 shares



Common Stock to be outstanding
after the Offering............   7,500,000 shares(1)



Use of Proceeds...............   Marketing and selling costs, including the
                                 development of strategic relationships;
                                 repayment of debt to an affiliate of the Company's majority shareholder; and working capital and general corporate purposes. See
                                 "Use of Proceeds" and "Certain Transactions."



Nasdaq National Market
Symbol........................   HNET

---------------


(1) Excludes (i) 399,250 shares of Common Stock issuable upon the exercise of outstanding options, none of which are currently exercisable and (ii) 31,250 shares of Common Stock (assuming an initial public offering price of $12.00 per share) issuable upon the exercise of a warrant granted by the Company to ITC Service Company, an affiliate of the Company's majority shareholder, in connection with the Company's $2.5 million credit facility. See
    "Management -- HeadHunter.NET, Inc. 1998 Long-Term Incentive Plan,"
    "-- HeadHunters, L.L.C. Employee Common Unit Option Plan," "-- Director Compensation" and "Certain Transactions."

                      SUMMARY FINANCIAL AND OPERATING DATA

     The summary financial and operating data set forth below should be read in conjunction with "Company Organization," "Use of Proceeds," "Selected Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's financial statements and notes thereto, and the other financial and operating data included elsewhere in this Prospectus. The financial and operating data for the periods after October 31, 1997 (the date the Company was organized) are not comparable to the financial and operating data for prior periods as a result of the amortization of acquired software rights. The financial data for the "Predecessor Company" represent the financial results of HNI prior to October 31, 1997. The financial and operating data for the "Successor Company" represent the financial results and operating data of HeadHunter.NET, Inc. through June 30, 1998. See Notes 1 and 2 of notes to the Company's financial statements.


                                                                                       SUCCESSOR     PREDECESSOR    SUCCESSOR
                                                  PREDECESSOR COMPANY                   COMPANY        COMPANY       COMPANY
                                    -----------------------------------------------   ------------   -----------   ------------
                                      FROM INCEPTION         YEAR       TEN MONTHS     TWO MONTHS    SIX MONTHS     SIX MONTHS
                                    (OCTOBER 10, 1995)      ENDED          ENDED         ENDED          ENDED         ENDED
                                     TO DECEMBER 31,     DECEMBER 31,   OCTOBER 31,   DECEMBER 31,    JUNE 30,       JUNE 30,
                                           1995              1996          1997           1997          1997           1998
                                    ------------------   ------------   -----------   ------------   -----------   ------------
                                                                                                     (UNAUDITED)   (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues..........................       $ 50,754         $ 190,146      $ 124,437     $  29,591      $ 103,885    $    278,051
Operating expenses................          5,589            61,687        158,757       212,209         96,222       1,364,098
                                         --------         ---------      ---------     ---------      ---------    ------------
Operating income (loss)...........         45,165           128,459        (34,320)     (182,618)         7,663      (1,086,047)
Net income (loss).................       $ 45,165         $ 128,623      $ (35,163)    $(176,392)     $   7,062    $ (1,078,503)
                                         ========         =========      =========     =========      =========    ============
LOSS PER SHARE:(1)
Basic.............................                                                     $   (0.08)                  $      (0.49)
Diluted...........................                                                     $   (0.08)                  $      (0.47)
WEIGHTED AVERAGE SHARES OUTSTANDING(2):
Basic.............................                                                     2,200,000                      2,200,000
Diluted...........................                                                     2,289,440                      2,289,440
OPERATING DATA:
Jobs posted (at end of period)....                                                        90,000                        165,000
Resumes posted (at end of
  period).........................                                                        20,000                         31,000
Monthly page impressions(3).......                                                     2,500,000                     11,400,000



                                                                   SUCCESSOR COMPANY
                                                              ----------------------------
                                                                  AS OF JUNE 30, 1998
                                                              ----------------------------
                                                                ACTUAL      AS ADJUSTED(4)
                                                              -----------   --------------
                                                              (UNAUDITED)    (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $  196,366      26,896,366
Working capital.............................................    (420,120)     26,679,880
Total assets................................................   1,524,696      28,224,696
Total debt, including current maturities....................     400,000              --
Total shareholders' equity..................................     752,014      27,852,014


---------------

(1) Pursuant to Staff Accounting Bulletin ("SAB") No. 98, for all periods presented, basic net loss per share is computed using the weighted average number of shares of Common Stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of shares of Common Stock outstanding during the period and nominal issuances of Common Stock and Common Stock equivalents, regardless of whether they are anti-dilutive. The Predecessor Company's per share data are not shown as they are not comparable with the Successor Company's.

(2) Does not give effect to the conversion of the Company's Class A Preferred Stock into Common Stock. See "Description of Capital Stock."


(3) Page impressions represent the number of Web pages delivered from the Company's server to users. Monthly page impressions consist solely of impressions delivered for the last month of the period.


(4) Adjusted to reflect the sale of 2,500,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $12.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered hereby. This Prospectus contains statements which constitute "forward-looking statements" appearing throughout this Prospectus and include all statements that are not historical statements of fact relating to, without limitation, future economic performance, plans and objectives of management for future operations and projections of revenues and other financial items that are based on the beliefs of the Company's management, as well as assumptions made by, and information currently available to, the Company's management. The words "may," "would," "could," "expect," "estimate," "anticipate," "believe," "plan," "intend" and similar expressions and variations thereof are intended to identify forward-looking statements. The cautionary statements set forth in this "Risk Factors" section and elsewhere in this Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, many of which are beyond the Company's ability to control, that could cause actual results to differ materially from those in such forward-looking statements.

EXTREMELY LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT AND ANTICIPATION OF CONTINUED LOSSES

     The Company launched its Web site in October 1996. Accordingly, the Company has an extremely limited operating history upon which an evaluation of the Company and its current business can be based. The Company's business must be considered in light of the risks, expenses and problems frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as Internet services and Internet-based advertising markets. Specifically, such risks include, without limitation, the inability to achieve or, if achieved, to maintain, high volumes of traffic on its Web site, the failure to anticipate and adapt to a developing market, the rejection of the Company's services by job listers, job seekers, or advertisers, current or additional competition, the failure of the marketplace to adopt the Internet as an advertising medium, reductions in market prices for Internet-based advertising as a result of competition or other factors, the inability of the Company to establish additional or maintain existing strategic relationships, the inability of the Company to identify, attract, retain and motivate qualified personnel, and the inability of the Company to effectively integrate the technology and operations of any subsequently acquired businesses or technologies with its operations. There can be no assurance that the Company will be successful in addressing such risks.


     The Company has achieved only limited revenues to date, has incurred significant operating and net losses since inception, and as of June 30, 1998, had an accumulated deficit of approximately $1.3 million. The Company may continue to experience significant increases in operating and net losses on an annual and quarterly basis in the future. There can be no assurance that any revenue growth the Company experiences will be indicative of future operating results. In addition, the Company plans to significantly increase its operating expenses in order to expand its sales and marketing efforts, and increase its general and administrative costs to support an enlarged organization. To the extent that revenues do not grow at anticipated rates or that increases in such operating expenses precede or are not subsequently followed by commensurate increases in revenues, or that the Company is unable to adjust operating expense levels accordingly, the Company's business, results of operations and financial condition will be materially and adversely affected. Given the level of planned expenditures, the Company anticipates that it will continue to incur losses and negative cash flow through at least the second quarter of 2000. The extent of these losses and negative cash flow will be contingent on the amount of growth in the Company's advertising and listing enhancement revenues which in turn depends on the factors noted above. Although the Company does not anticipate that its operating loss will continue to increase indefinitely, there can be no assurance that operating losses will not increase in the future or that the Company will ever achieve or maintain profitability.


POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; UNPREDICTABILITY OF FUTURE REVENUES

     As a result of the Company's extremely limited operating history and the emerging nature of the Internet, the Company has no meaningful historical financial data upon which to base planned operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future revenues. There can be no assurance that the Company will be able to accurately predict the levels of future revenues, particularly in light of the intense competition for the sale of Internet-based advertisements and the uncertainty as to the viability of the Internet as an advertising or recruiting medium, and the failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company derives its revenues from the sale of advertising on its Web site pursuant to short-term contracts and fees charged for enhanced listing services. As a result, quarterly sales and operating results are and will continue to be entirely dependent on such revenues received within the quarter, which are difficult to forecast, and are also dependent on the Company's ability to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. The cancellation or deferral of a small number of existing advertising contracts or enhanced listing orders or the failure to obtain new advertising contracts and enhanced listing orders in any quarter could have a material adverse effect on the Company's business, results of operations and financial condition for such quarter. Furthermore, the Company derives advertising revenue based on the amount of traffic, or page views, on its Web site. Accordingly, any significant shortfall of traffic on the Company's Web site in relation to the Company's expectations, or the expectations of existing or potential advertisers, would have an immediate material adverse effect on the Company's business, results of operations and financial condition.


     The Company expects operating results to vary significantly on a quarterly basis. Such fluctuations may in the future be caused by numerous factors, many of which are outside the Company's control, including, without limitation, (i) specific economic conditions relating to the Internet, (ii) usage of the Internet, (iii) demand for advertising on the Company's Web site as well as demand for Internet-based advertising in general, (iv) changes in advertising rates as a result of competition or other factors, (v) seasonal trends in advertising sales and user traffic, (vi) the advertising budgeting cycles of advertisers, (vii) the hiring cycles of employers, (viii) demand for enhanced listing services on the Company's Web site, (ix) incurrence of charges in connection with the Company's distribution relationships with Internet service providers ("ISPs") and online service providers ("OSPs") or other third parties,
(x) demand for the Company's services, (xi) incurrence of costs relating to acquisitions of businesses or technologies, (xii) incurrence of charges in connection with the establishment of strategic relationships, (xiii) introduction or enhancement of services by the Company and its competitors,
(xiv) market acceptance of new services, (xv) delays in the introduction of services or enhancements by the Company or its competitors, (xvi) changes in the Company's pricing policies or those of its competitors, (xvii) capacity constraints and dependencies on computer infrastructure and (xviii) general economic conditions. In order to promote and maintain awareness of the Company's Web site, the Company may in the future significantly increase its advertising and/or promotion budgets for a particular quarter, which could have a material adverse effect on the Company's business, results of operations and financial condition for such period. As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain other pricing, service or marketing decisions or acquisitions that could have a material adverse effect on the Company's business, results of operations and financial condition. As a result, the Company believes that period-to-period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as an indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter or quarters the Company's operating results will be below the expectations of management or public market analysts and investors. In such event, the price of the Company's capital stock could drop significantly.


UNCERTAIN ACCEPTANCE OF THE INTERNET AS AN EFFECTIVE ADVERTISING MEDIUM OR SEARCH TOOL FOR CAREER AND EMPLOYMENT NEEDS

     The Company's current business model is based on deriving its revenues from selling advertising space on its Web site and charging fees for enhanced listing services. Because the market for the Company's services has recently begun to develop and is rapidly evolving, there is a lack of proven business models for companies like the Company which rely on such sources of revenue. In particular, the Internet is an unproven medium for advertising and for the fulfillment of job listers' and job seekers' needs as compared to traditional advertising media and job search and placement services. No standards have been widely accepted for the measurement of the effectiveness of Internet-based advertising, and there can be no assurance that such standards will ever develop sufficiently to support the Internet as an effective advertising medium. In addition, there is intense competition in the sale of advertising on the Internet, resulting in a wide range of rates quoted and a variety of pricing models offered by different vendors for a variety of advertising services which makes it difficult to project future levels of advertising revenues and rates. It is also difficult to predict which pricing models will be adopted by the industry or advertisers. For example, advertising rates based on the number of "click throughs" from the Company's Web site to the advertiser's pages, instead of rates based solely on the number of impressions or other factors, could have a material adverse effect on the Company's advertising revenues. Moreover, "filter" software programs that limit or remove advertising from an Internet user's desktop are publicly available. Widespread adoption of such software by users could have a material adverse effect upon the viability of advertising on the Internet. Moreover, critical issues concerning the commercial use of the Internet (including security, reliability, cost, ease of use, access, quality of service and acceptance of advertising) remain unresolved and may impact the growth of the Internet. The Company's future operating results depend upon the increased use of the Internet for information, publication, distribution and commerce, and on the emergence of the Internet as an effective advertising medium and a useful tool for job listers and job seekers. If widespread commercial use of the Internet does not develop, or if the Internet does not develop as an effective advertising medium or search tool for job listers and job seekers, such factors could have a material adverse effect on the Company's business, results of operations and financial condition.

     A majority of the Company's current and targeted advertising customers have only limited experience with the Internet as an advertising medium and may not find such advertising to be effective for promoting their products or services relative to traditional methods of advertising. As a result, many current and targeted advertisers have not yet devoted a significant portion of their advertising expenditures to Internet-based advertising, and purchase advertisements only on a short-term basis. There can be no assurance that such advertisers will perceive that the value obtained by advertising on the Company's Web site outweighs the value obtained from traditional advertising or by advertising on other Web sites, or that such advertisers will continue or increase the level of, or that potential new advertisers will purchase, advertisements on the Company's Web site. The Company's ability to generate significant advertising revenues will also depend on, among other factors, the development of a large base of users of the Company's services possessing demographic characteristics attractive to advertisers, and the ability of the Company to develop and update effective advertising delivery and measurement systems. The Company believes that establishing and maintaining brand recognition of HeadHunter.NET is a critical aspect of developing a large user base and that the importance of brand recognition will increase as competition increases. The inability of the Company to develop an attractive audience for advertisers or to satisfactorily deliver such advertising could have a material adverse effect on the Company's business, results of operations and financial condition.

     Similarly, a majority of the Company's current job listers that elect optional enhancements to their employment listings have limited experience with the Internet as a tool for fulfilling their employment needs and may find that listing on the Internet is not as effective in fulfilling employment needs as traditional recruiting methods and media. The Company's ability to generate significant listing enhancement revenues is dependent on, among other factors, the satisfaction and success of job listers and job seekers utilizing the Company's services, brand recognition of the Company's services, the perceived value to job listers of listing enhancements, the successful implementation of the Company's proprietary variable pricing program, and the incentive created by the Company for job listers to enhance listings. The inability of the Company to achieve user satisfaction and brand recognition, or to deliver valuable enhanced services at rates desirable to job listers relative to traditional recruiting methods, could have a material adverse effect on the Company's business, results of operations and financial condition.


     The Company has historically offered all of its enhanced listing services together at a single flat rate. Although the Company continues to offer these services on a bundled basis, it recently began offering enhanced listing services on an unbundled basis, allowing job listers to pay a separate daily fee only for those services they desire to purchase. The Company also recently implemented its proprietary variable pricing program for preferential search result ordering, AVILUS (Associated Value Internet Listing Upgrade System). This variable pricing program allows job listers to improve the placement of their job listing in a search results page by changing the amount they pay for such upgrade on a daily basis. While the Company believes that offering unbundled services and the implementation of a variable pricing program in addition to the flat rate fee structure will increase listing enhancement revenues, such a model has not been previously utilized on the Internet. There can be no assurance that the use of such model will enable the Company to derive equal or higher revenues from the sale of enhanced listing services than it previously did or that the Company will ever derive substantial revenues from listing enhancements. For the six months ended June 30, 1998, fees from enhanced listing services accounted for approximately 27.3% of the Company's revenues. The inability of the Company to significantly increase the number of job listers electing to enhance their listings and the revenues generated from such enhancements could have a material adverse effect on the Company's business, results of operations and financial condition.


INTENSE COMPETITION

     The market for advertising and employment listing services on the Internet is highly fragmented and intensely competitive. The Company believes that the principal competitive factors in these markets are user traffic, establishment of strategic relationships, name recognition, pricing, user satisfaction, performance, ease of use and functionality. The Company competes against other online recruiting Web sites such as The Monster Board, Career Path, Career Mosaic and Online Career Center. In addition, the Company also competes with ISPs, OSPs, owners of Web browsers and other Internet content providers for the sale of advertisements and for traffic searching for employment listings. The Company believes that the number of companies relying on fees from Internet-based advertising has increased substantially during the past year. Accordingly, the Company may face increased pricing pressure for the sale of advertisements on its Web site, which could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, in order to make their sites more attractive to advertisers, many Web site operators have been entering into distribution arrangements, co-branding arrangements, content arrangements and other strategic relationships with ISPs, OSPs, owners of Web browsers, operators of high traffic Web sites and other businesses in an attempt to increase traffic and page views. If direct competitors or other Web site operators are able to enter into strategic relationships and increase their traffic and page views, their Web sites could appear more attractive to advertisers, which would have a material adverse effect on the amount of advertisements and enhanced listing services sold on the Company's Web site and on the Company's business, results of operations and financial condition.


     Certain of the Company's existing competitors, as well as a number of potential new competitors, have longer operating histories in the online recruiting market, greater name recognition, larger user bases and databases, and significantly greater financial, technical and marketing resources than the Company. Such competitors may be able to undertake more extensive marketing efforts, adopt more aggressive pricing policies and make more attractive offers to potential employees, distribution partners, advertisers and content providers. Further, there can be no assurance that the Company's competitors will not develop online employment listing services that achieve greater market acceptance than the Company's services in the area of name recognition, performance, ease of use and functionality. There can also be no assurance that ISPs, OSPs, owners of Web browsers and other Internet content providers will not be perceived by advertisers as having more desirable Web sites for placement of advertisements. In addition, the Company is generally aware that its customers advertise on non-competing Web sites as well as competing Web sites. The Company also believes that certain of the companies with which it has strategic relationships have also established relationships with certain of the Company's competitors. For example, the Company believes that The Monster Board, Online Career Center and Career Mosaic have relationships with Yahoo! and AltaVista which include advertising and cross-posting arrangements and may involve other arrangements of which the Company has no knowledge. A number of the Company's competitors may also have relationships with ISPs, OSPs and other Internet content providers, of which the Company has no specific knowledge. Accordingly, there can be no assurance that the Company will be able to retain advertisers and job listers, maintain or increase traffic on its Web site, or that competitors will not experience greater growth in traffic than the Company as a result of such relationships, or that strategic partners will not sever or will elect not to renew their agreements with the Company.


     The Internet, in general, and the Company, specifically, also must compete with traditional advertising media such as print, radio and television for a share of advertisers' total advertising budgets. To the extent that the Internet is not perceived as an effective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budget to the Internet. See "-- Uncertain Acceptance of the Internet as an Advertising Medium or Search Tool for Career and Employment Needs."

LOW BARRIERS TO ENTRY

     The market for Internet content and services is relatively new, intensely competitive and rapidly evolving. There are minimal barriers to entry, and current and new competitors can launch new Internet sites and add substantial content available on such sites at a relatively low cost within a relatively short time period. In addition, the Company competes for the time and attention of Internet users with numerous not-for-profit Internet sites operated by individuals and government and educational institutions. Existing and potential competitors also include magazine and newspaper publishers, cable television companies and start-up ventures attracted to the Internet market. Accordingly, the Company expects competition to persist and intensify and the number of competitors to increase significantly in the future. Should the Company attempt in the future to expand the scope of its Web site, it will compete with a greater number of Web sites and other media companies. Because the operations and strategic plans of existing and future competitors are undergoing rapid change, it is extremely difficult for the Company to anticipate which companies are likely to offer competitive content and services in the future. See
"-- Intense Competition."

DEPENDENCE ON STRATEGIC AND OTHER RELATIONSHIPS

     The Company has entered into and continually evaluates strategic relationships. The Company depends on its strategic relationships to increase
(i) traffic and content on its Web site, (ii) visibility of job listers' employment opportunities, (iii) brand recognition, and (iv) advertising revenues. The Company has only recently entered into strategic relationships with Yahoo!, WorkLife (in conjunction with AltaVista), GeoCities and DoubleClick. Each of these relationships is short-term and generally non-exclusive. There can be no assurance that any such relationships will continue in the future or generate substantial benefits or revenues for the Company. The inability of the Company to maintain existing and enter into additional strategic relationships, or the failure to complete any projects related to any strategic relationship could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company depends on advertising agreements with Internet companies such as America Online, Inc. ("AOL") and Yahoo! to increase content and traffic on its Web site and to increase users' awareness of the Company's Web site. There can be no assurance that such agreements will be renewed on terms acceptable to the Company. Such companies may also enter into arrangements with the Company's competitors which may substantially reduce the effectiveness of the Company's advertising or eliminate the Company's ability to advertise on such companies' Web sites. See "Business -- Marketing and Promotion -- Strategic Relationships."

     The Company is also generally dependent on other Web site operators that provide links to the Company's Web site. Most of these arrangements are not exclusive and are short-term or may be terminated at the convenience of the other party. Moreover, many Web site operators provide links to the Company's Web site on an informal basis, and such Web site operators may terminate such links at any time without notice to the Company. In addition, there can be no assurance that such third parties will not develop their own competitive services, either during their relationship with the Company or after their relationship with the Company expires. Further, there can be no assurance that the services of those Web site operators that provide access or links to the Company's Web site will achieve market acceptance or commercial success. Accordingly, there can be no assurance that the Company's existing relationships will result in sustained business partnerships, successful service offerings, or the generation of significant traffic and content on the Company's Web site or significant revenues for the Company.

DEPENDENCE ON KEY PERSONNEL


     The Company's performance is substantially dependent on the performance of Warren L. Bare, its President and Chief Executive Officer. The Company has obtained a "key person" life insurance policy on Mr. Bare in the amount of $3.5 million. The loss of the services of Mr. Bare could have a material adverse effect on the business, results of operations or financial condition of the Company. Given the Company's early stage of development, the Company is dependent on its ability to attract, retain and motivate high quality personnel, especially its management and development teams. The Company's future success also depends on its continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be able to identify, attract, assimilate or retain other highly qualified technical and managerial personnel in the future and the failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management."


FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FINANCING

     The Company currently believes that cash on hand and the net proceeds from the Offering will be sufficient to fund its working capital, anticipated operating cash flow deficit and capital expenditure requirements for the 12 months following completion of the Offering. Thereafter, the Company may need to raise additional funds. The Company's ability to grow will depend in part on the Company's ability to expand and improve its Internet operations, expand its advertising and marketing efforts, expand and improve its Internet user support capabilities and increase content on its Web site. In connection therewith, the Company may need to raise additional capital in the foreseeable future from public or private equity or debt sources in order to finance such possible growth. In addition, the Company may need to raise additional funds in order to take advantage of unanticipated opportunities (such as acquisitions of complementary businesses or the development of new products or services), to react to unforeseen difficulties (such as the loss of key personnel or the rejection by Internet users or potential advertisers of the Company's Internet content) or to otherwise respond to unanticipated competitive pressures. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the Company's then existing shareholders will be reduced, shareholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the Company's Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company or at all. If adequate funds are not available on acceptable terms, the Company may not be able to fund its expansion, take advantage of unanticipated acquisition opportunities, develop or enhance service offerings or respond to competitive pressures. Such inability could have a material adverse effect on the Company's business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

CONFUSINGLY SIMILAR DOMAIN NAMES


     The Company has registered with Network Solutions, Inc. the Internet domain names Headhunter.net and Headhunters.net, and has recently acquired the domain name "Headhunter.com." However, there are other substantially similar domain names (including Headhunters.com, Headhunter.org and Headhunters.org), which are registered by companies which compete with the Company. In addition, new top level domains may be added in the future, allowing such combinations as Headhunter.firm, Headhunter.shop and other similar domains, which may not be controlled by the Company. There can be no assurance that potential users and advertisers will not confuse the Company's domain name with other similar domain names. In situations in which such confusion occurs, the Company may lose business to a competitor, advertising rates and enhanced listing service fees may be driven down due to lower traffic, and some users of the Company's services may have negative experiences with the other companies on their Web sites that such users erroneously associate with the Company. See
"Business -- Intellectual Property."


BROAD DISCRETION OF MANAGEMENT OVER USE OF PROCEEDS


     The primary purpose of the Offering is to raise funds to be used to expand the Company's marketing efforts and to position the Company to develop additional strategic relationships. Assuming an initial public offering price of $12.00 per share, approximately 71.6% of the net proceeds of the Offering have been allocated to expand the Company's marketing and advertising efforts, including the development of additional strategic relationships. The remainder of the net proceeds of the Offering have been allocated for repayment of debt to an affiliate of the Company's majority shareholder and for working capital and other general corporate purposes, which may include capital expenditures, expansion of facilities, personnel, general and administrative expenses, and acquisitions. The amount of debt to be repaid to an affiliate of the Company's majority shareholder will be approximately $2.3 million, comprised of outstanding principal and approximately $19,125 of interest, assuming the Offering is consummated on September 30, 1998. The proposed allocation of the net proceeds of the Offering represents the Company's best estimate based on the expected utilization of funds necessary to finance the Company's activities in accordance with management's current objectives and market conditions. The amounts actually expended by the Company for each purpose may vary significantly depending on a number of factors, such as the amount of cash used or generated by the Company's operations and management's assessment of the Company's specific needs. Accordingly, management of the Company has significant flexibility in applying the net proceeds of the Offering. See "Use of Proceeds" and "Certain Transactions."


MANAGEMENT OF GROWTH; RISKS ASSOCIATED WITH FUTURE ACQUISITIONS

     The Company's planned growth is expected to place a significant strain on its managerial, operational and financial resources. The Company expects that the number of its employees will significantly increase over the next 12 months. Since October 1997, the Company has hired substantially all of its employees. The Company's financial and managerial controls, reporting systems and procedures are also very limited. The Company plans to continue to improve its financial and management controls, reporting systems and procedures and expand, train and manage its work force. The Company also is required to manage multiple relationships with various customers, strategic partners and other third parties. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to achieve the rapid execution necessary to successfully offer its services and implement its business plan. The Company's future operating results will also depend on its ability to expand its sales and marketing organization and expand its support organization commensurate with the growth of its business and the Internet. The inability of the Company to manage growth effectively could have a material adverse effect on the Company's business, results of operations and financial condition.

     In addition, the Company may, in the future, acquire businesses, technologies, services, product lines, content databases, or access to content databases that are complementary to the Company's business. Future acquisitions by the Company, if any, may involve a number of risks. For example, the assimilation of a target company's and the Company's operations may require, among other things, the integration of service offerings, coordination of departmental efforts of the two companies, the assumption by the Company of substantial liabilities, the addition of numerous personnel and the diversion of management's attention from the day-to-day operations of the Company. There can also be no assurance that a given acquisition, if consummated, would not have a material adverse effect on the Company's business, results of operations and financial condition.

RISK OF CAPACITY CONSTRAINTS; DEPENDENCE ON COMPUTER INFRASTRUCTURE; DEPENDENCE ON INTERNET INFRASTRUCTURE; TECHNOLOGICAL RISKS


     The Company depends on its ability to generate a high volume of traffic to its Web site. Accordingly, the Company depends upon ISPs, OSPs and other Web site operators, which may experience Internet connectivity outages. Such an outage may cause the Company's users to experience difficulties accessing the Company's Web site. The Company currently uses Frontier GlobalCenter, Inc. ("Frontier GlobalCenter") as a co-location facility for substantially all of its Web servers, and uses ITC'DeltaCom, Inc. ("ITC'DeltaCom") as the ISP for its corporate headquarters. Any system failure at Frontier GlobalCenter or with ITC'DeltaCom that causes an interruption in service or a decrease in responsiveness of the Company's Web site could result in less traffic, and if sustained or repeated, could impair the reputation and perception of the Company's Web site. Any failure to handle current or increased volumes of traffic would have a material adverse effect on the Company's business, results of operations and financial condition.


     In addition, the Company may have to make substantial investments in equipment and other technology in order to improve performance of its Web site, including the establishment of new co-location facilities. The success of the Company depends in large part upon the development of the Internet's infrastructure as a reliable network backbone with the necessary speed, data capacity and security, or timely development of complementary products, such as high-speed modems, for providing reliable Internet access and services. Because global commerce and online exchange of information on the Internet and other similar open wide-area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by such growth or that the performance or reliability of the Internet will not be adversely affected by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. There can be no assurance that the infrastructure or complementary products or services necessary to make the Internet a viable commercial marketplace will be developed. If the necessary infrastructure standards or protocols or complementary products, services or facilities are not developed, the Company's business, results of operations and financial condition will be materially adversely affected. The market in which the Company competes is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements, and changing customer demands. These market characteristics are exacerbated by the emerging nature of the Internet. Accordingly, the Company's future success will depend on its ability to adapt to rapidly changing technologies and to adapt its services to evolving industry standards. The failure of the Company to adapt to such changes could have a material adverse effect on the Company's business, results of operations and financial condition.

RISKS OF BUSINESS INTERRUPTION; NEW FACILITY

     The Company's operations are dependent upon its ability to protect its computer and telecommunications equipment and software systems against damage from fire, power loss, telecommunications interruption or failure, natural disaster and other similar events. In the fourth quarter of 1998, the Company expects to move its corporate offices into a new facility. In the event the Company experiences a temporary or permanent interruption of its business, through casualty or operating malfunction, as a result of the move or otherwise, the Company's business, results of operations or financial condition could be materially adversely affected. The Company's property and business interruption insurance may not adequately compensate the Company for all losses that it may incur.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

     The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing, characteristics and quality of products and services. Such laws and regulations could dampen the growth in use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium, and could thereby have a material adverse effect on the Company's business, results of operations and financial condition. In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. Because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet use have begun to experience interruptions in phone service, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate ISPs and OSPs in a manner similar to long distance telephone carriers and to impose higher access fees on the ISPs and OSPs. The costs of communicating on the Internet could increase substantially as a result of any such regulation, potentially slowing the growth in use of the Internet.

INTELLECTUAL PROPERTY


     The Company's success and ability to compete are dependent to a significant degree upon its internally developed proprietary technology and on its brand and marks. The Company relies on trademark, patent and other intellectual property laws, and on confidentiality and non-disclosure agreements with its employees and third parties to establish and protect its proprietary rights. The Company has obtained a federally registered mark ("HeadHunters(R)"), has a pending federal trademark application for "HeadHunter.NET," and has made application for a patent for its proprietary variable pricing program, AVILUS. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that the Company will be able to defend its marks or obtain patents for any of the Company's internally developed systems. The inability of the Company to secure or protect the Company's marks and systems could have a material adverse effect on the Company.


     Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving, and there can be no assurance as to the future viability or value of any proprietary rights of the Company or other companies within the industry. There also can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's proprietary rights. Any such infringement or misappropriation could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, there can be no assurance that the Company's business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against the Company. From time to time the Company has been, and expects to continue to be, subject to claims in the ordinary course of its business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by the Company. Although such claims have not had a material adverse effect on the Company's business, results of operations or financial condition, such claims could subject the Company to significant liability for damages and could result in invalidation of the Company's proprietary rights, could be time-consuming and expensive to defend, and could result in a diversion of management's time and attention, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

CONTROL BY CERTAIN SHAREHOLDERS


     Upon completion of the Offering and conversion of all outstanding shares of Class A Preferred Stock, ITC Holding Company, Inc. ("ITC") and Mr. Bare will beneficially own 36.9% and 23.5% (assuming an initial public offering price of $12.00 per share), respectively, of the outstanding Common Stock of the Company. As a result, these shareholders, voting together, will possess the ability, among other things, to elect all of the members of the Company's Board of Directors and to approve significant corporate transactions. Such control or share ownership may also have the effect of delaying or preventing a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of the Company. See "Principal Shareholders" and "Description of Capital Stock."


ANTITAKEOVER EFFECTS OF ARTICLES OF INCORPORATION, BYLAWS AND GEORGIA LAW

     Upon completion of the Offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Class B Serial Preferred Stock without any further vote of the Company's shareholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of Class B Serial Preferred Stock that may be issued in the future. Under the Company's Articles of Incorporation, the terms of the Class B Serial Preferred Stock may provide for liquidation and dividend rights senior to those of the Common Stock. The issuance of any shares of Class B Serial Preferred Stock could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current intention or plan to issue any of such shares of Class B Serial Preferred Stock in the immediate future. Further, certain provisions of Georgia law could delay, prevent or make more difficult a merger, tender offer or proxy contest involving the Company. In addition, the

Company has adopted the fair price requirements and the business combination provisions of the Georgia Business Corporation Code. See "Description of Capital Stock."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for any of the Company's capital stock, and there can be no assurance that an active trading market will develop or be sustained for the Company's Common Stock. The initial public offering price for the Common Stock has been determined through negotiations between the Company and the Underwriters. Among the factors considered in determining the initial public offering price were prevailing market and economic conditions, revenues, the market valuations of other companies engaged in activities similar to those of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. These factors may not be indicative of the market price of the Common Stock after the Offering. In addition, the stock markets in general, and the market prices for Internet-related companies in particular, have historically experienced extreme volatility that at times have been unrelated to the operating performance of such companies. The trading price of the Common Stock could also be subject to significant fluctuations in response to variations in quarterly results of operations, announcements of acquisitions by the Company or its competitors, governmental regulatory actions, other developments or disputes with respect to proprietary rights, general trends in the industry and overall market conditions and other factors. These broad market and industry fluctuations may adversely affect the market price of the Common Stock regardless of the Company's operating performance. See "Underwriting."

DILUTION


     Purchasers in the Offering will suffer an immediate and substantial dilution in the net tangible book value of the Common Stock from the initial public offering price. Purchasers of shares of Common Stock in the Offering will experience an immediate dilution in the net tangible book value of $8.40 per share, representing an immediate dilution of approximately 70.0% from the initial public offering price per share. See "Dilution."


DIVIDEND POLICY

     Except for a distribution of $100,000 made by LLC to Mr. Bare, the Company has not declared or paid any dividends on its capital stock and does not expect to declare or pay dividends for the foreseeable future. The Company currently intends to retain future earnings, if any, to finance the development and operation of its business. Any future declarations and payments of dividends shall be at the sole discretion of the Company's Board of Directors. Payment of dividends on the Common Stock would be subject to the prior payment of all accrued and unpaid dividends on any shares of Class B Serial Preferred Stock the Company may issue in the future at its sole discretion and may be subject to certain restrictions in any future credit facilities. See "Dividend Policy," "Certain Transactions" and "Description of Capital Stock."

SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have outstanding an aggregate of 7,500,000 shares of Common Stock, assuming no exercise of any portion of the Underwriters' over-allotment option. Of these shares, the 2,500,000 shares to be sold in the Offering will be freely tradable without restriction or further registration under the Securities Act, except that any shares purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144. The remaining 5,000,000 outstanding shares of Common Stock are "restricted securities" as that term is defined in Rule 144 ("Restricted Shares"). Restricted Shares may be sold in the public market only if registered or if they qualify for an exemption from registration. Restricted Shares will not be eligible for immediate sale until they have been held for at least one year and the other requirements of Rule 144 are met. In addition, the Company, ITC Service Company and all current shareholders, including ITC and Mr. Bare have agreed not to, directly or indirectly, without the prior written consent of Wheat First Securities, Inc., offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock, or any securities exercisable for or convertible into shares of Common Stock owned by them for a period of 180 days following completion of the Offering.


     As of the date of this Prospectus, options to purchase an aggregate of 399,250 shares of Common Stock had been granted, none of which will become exercisable within 180 days following the date of this Prospectus. An additional 483,000 shares of Common Stock are available for future grants under the Incentive Plan. The Company intends to file one or more registration statements on Form S-8 under the Securities Act to register all shares of Common Stock subject to outstanding stock options and Common Stock issuable under the Incentive Plan. The Company expects to file these registration statements within a reasonable time after the date of this Prospectus, and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject to the lock-up agreements, to the extent applicable. See "Shares Eligible for Future Sale."



     In connection with the extension of the credit facility, the Company granted ITC Service Company a warrant to purchase 31,250 shares of Common Stock (assuming an initial public offering price of $12.00 per share) at an exercise price per share equal to the price per share to public in the Offering. Neither the warrant nor the underlying 31,250 shares have been registered by the Company. The shares of Common Stock issuable upon exercise of this warrant would be deemed restricted shares under Rule 144 and the resale thereof would either have to be registered or comply with the requirements of an exemption from registration and such shares would also be subject to the agreement by ITC Service Company not to directly or indirectly, without the prior written consent of Wheat First Securities, Inc., offer, sell or otherwise dispose of any shares of the Company's Common Stock. See "Principal Shareholders," "Certain Transactions" and "Underwriting."


YEAR 2000 COMPLIANCE


     The Year 2000 issue refers to the potential failures that computer systems may incur as a result of the date change from 1999 to 2000, such as the inability of such computer systems to properly recognize date-sensitive data resulting in the creation of erroneous information or system failure. The Company has assessed the extent to which the Year 2000 issue affects its internal systems and has implemented a program to correct any problems. The Company is currently unable to predict the extent to which the Year 2000 issue will affect the systems of companies upon which the Company relies or with which the Company has strategic relationships. Any failure by such companies to resolve any Year 2000 issues on a timely basis, or in a manner that is compatible with the Company's systems, could have a material adverse effect on the Company. To date, the Company has not incurred any material expenses in connection with the assessment, remediation, testing or implementation of its program to achieve Year 2000 readiness.


     Virtually every computer operation will be affected in some way by the Year 2000 issue. The impact that the Year 2000 issue will have on the Internet and the Web over the next few years is a material uncertainty. The inability of users of the Company's Web site to fully utilize its services could have a material adverse effect on the Company's business, results of operations and financial condition.

                              COMPANY ORGANIZATION

     The Company was founded in October 1995 as Software Technology Corporation, now known as HNET, Inc. ("HNI"). From its inception until late 1996, all of the Company's revenues were derived from Web site development consulting services. As a result of the experience gained during this period, the Company identified online recruiting as an emerging industry and launched www.HeadHunter.NET in October 1996. From October 1996 until October 1997, the Company shifted its focus from providing consulting services to attracting content and traffic to its Web site. In October 1997, HNI contributed all of its assets and liabilities related to the Web site to the LLC in exchange for a 45% equity interest in the LLC and ITC contributed $1,100,000 in cash in exchange for a 55% equity interest in the LLC, pursuant to an Investment Agreement dated October 30, 1997 between HNI, ITC and Mr. Bare. In July 1998 pursuant to the Contribution Agreement between LLC, ITC and Mr. Bare, Mr. Bare contributed all of the outstanding capital stock of HNI to the Company in exchange for 2,200,000 shares of Common Stock and 50,000 shares of the Company's Class A Preferred Stock, and ITC contributed its 55% equity interest in LLC to the Company in exchange for 2,750,000 shares of the Company's Class A Preferred Stock. The shares of Class A Preferred Stock will convert into an equal number of shares of Common Stock upon consummation of the Offering. See "Description of Capital Stock - Preferred Stock."

     The address of the Company's principal executive offices is 6410 Atlantic Boulevard, Suite 160, Norcross, Georgia 30071 and the telephone number is (770) 300-9272.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the 2,500,000 shares of Common Stock in this Offering are estimated to be approximately $27.1 million (approximately $31.3 million if the Underwriters' over-allotment option is exercised in full), after deducting the underwriting discount and other estimated Offering expenses payable by the Company.



     The Company intends to use the net proceeds of this Offering as follows:
(i) approximately $19.4 million to expand the Company's marketing and selling efforts, including the development of additional strategic relationships; (ii) approximately $2.3 million to repay the Company's amended and restated credit facility with ITC Service Company, comprised of outstanding principal and approximately $19,125 of interest (assuming the Offering is consummated on September 30, 1998); and (iii) the balance of the net proceeds for working capital and general corporate purposes, which may include capital expenditures, expansion of facilities, general and administrative expenses, and acquisitions of complementary businesses, products and technologies. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds in short-term, interest-bearing, investment grade securities.



     The amended and restated credit facility with ITC Service Company provides for advances to the Company of up to $2.5 million and is payable in full on the earlier of (i) December 31, 1998 or (ii) the closing of this Offering. Amounts outstanding under the credit facility accrue interest at an annual rate equal to ITC Service Company's cost of debt capital as reasonably determined, from time to time, by ITC Service Company (currently 6.8%) on the first $1.0 million and at a fixed rate of 14% per annum on the remaining $1.5 million. Proceeds from the credit facility were used for working capital and other general corporate purposes.


                                DIVIDEND POLICY


     In November 1997, LLC made a distribution to Mr. Bare in the amount of $100,000. See "Certain Transactions." The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other things, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the Company's Board of Directors deems relevant.

                                    DILUTION


     The net tangible book value of the Company at June 30, 1998 was approximately $(96,000) or $(0.04) per share. The net tangible book value per share represents the amount by which the Company's net tangible assets exceed all liabilities, divided by the number of outstanding shares of Common Stock. After giving effect to the conversion of all outstanding shares of Class A Preferred Stock and the sale of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share and the application of the net proceeds as set forth under "Use of Proceeds," the Company's net tangible book value as of June 30, 1998 would have been approximately $27.0 million, or $3.60 per share, representing an immediate increase of $3.64 in net tangible book value per share to existing shareholders and an immediate dilution of $8.40 in net tangible book value per share to investors in the Offering. The following table illustrates this per share dilution:



Assumed initial public offering price....................           $12.00
Net tangible book value at June 30, 1998.................  $(0.04)
Increase attributable to the sale of shares offered
  hereby.................................................    3.64
                                                           ------
Pro forma net tangible book value after the Offering.....             3.60
                                                                    ------
Dilution per share to new investors(1)...................           $ 8.40
                                                                    ======


---------------


(1) If the Underwriters' over-allotment option is exercised in full, pro forma net tangible book value of the Company would be $3.96 per share, representing an increase in pro forma net tangible book value of $4.00 per share and dilution to new investors of $8.04 per share.


     The following table sets forth the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the Company's existing shareholders and to be paid by new investors in the Offering.


                                            SHARES PURCHASED       TOTAL CONSIDERATION        AVERAGE
                                           -------------------    ---------------------        PRICE
                                            NUMBER     PERCENT      AMOUNT      PERCENT      PER SHARE
                                           ---------   -------    -----------   -------    -------------
Existing shareholders....................  5,000,000    66.7%     $ 2,000,000     6.3%        $ 0.40
New investors............................  2,500,000    33.3       30,000,000    93.7          12.00
                                           ---------    ----      -----------    ----
          Total..........................  7,500,000     100%      32,000,000     100%
                                           =========    ====      ===========    ====



     The foregoing tables assume no exercise of outstanding stock options or warrants and no exercise of the Underwriters' over-allotment option. As of the date of this Prospectus, there were outstanding options to purchase 399,250 shares of Common Stock at a weighted average exercise price of $0.70 per share and an outstanding warrant to purchase 31,250 shares of Common Stock (assuming an initial public offering price of $12.00 per share) at an exercise price per share equal to the initial public offering price. The exercise of these options and warrants would have the effect of increasing the dilution per share to new investors in this Offering to $8.59.

                                 CAPITALIZATION


     The following table sets forth the Company's capitalization at June 30, 1998: (i) on a historical basis and (ii) as adjusted to give effect to the sale by the Company of 2,500,000 shares of Common Stock offered hereby (assuming an initial public offering price of $12.00 per share) and the application of the net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Company's financial statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial and operating data appearing elsewhere in this Prospectus.



                                                                    JUNE 30, 1998
                                                              -------------------------
                                                                ACTUAL      AS ADJUSTED
                                                              -----------   -----------
Short term borrowings.......................................  $   400,000   $        --
                                                              ===========   ===========
Shareholders' equity:
  Class A Preferred Stock, $0.01 par value, 2,800,000 shares authorized, issued and outstanding (actual), none
     outstanding (as adjusted)..............................       28,000            --
  Class B Serial Preferred Stock, $0.01 par value, 5,000,000
     shares authorized, none issued and outstanding.........           --            --
  Common Stock $0.01 par value, 50,200,000 shares
     authorized, 2,200,000 shares issued and outstanding
     (actual), 7,500,000 shares issued and outstanding (as
     adjusted)(1)...........................................       22,000        75,000
  Paid-in capital...........................................    1,956,909    29,031,909
  Retained earnings (accumulated deficit)...................   (1,254,895)   (1,254,895)
                                                              -----------   -----------
          Total shareholders' equity........................      752,014    27,852,014
                                                              -----------   -----------
          Total capitalization..............................  $   752,014   $27,852,014
                                                              ===========   ===========


---------------


(1) Excludes 361,750 shares of Common Stock that were subject to outstanding options at June 30, 1998 at a weighted average exercise price of $0.58 per share. See "Management -- HeadHunters, L.L.C. Employee Common Unit Option Plan, "-- HeadHunter.NET 1998 Long-Term Incentive Plan," "-- Director Compensation" and "Shares Eligible for Future Sale."

                     SELECTED FINANCIAL AND OPERATING DATA
     The following table sets forth selected financial and operating data for the Company as of and for the Inception Period, the year ended December 31, 1996, the ten months ended October 31, 1997, and as of and for the two months ended December 31, 1997 which have been derived from the audited financial statements of the Predecessor Company and the Successor Company. The selected financial and operating data as of and for the six months ended June 30, 1997 and 1998 have been derived from the unaudited financial statements of the Company and, in the opinion of management, include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of such information. Operating results for the six months ended June 30, 1998 are not necessarily indicative of the results that may be expected for the entire year. The selected financial and operating data set forth below should be read in conjunction with "Company Organization," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Company's financial statements and the notes thereto and the other financial and operating data included elsewhere in this Prospectus.


                                                                                       SUCCESSOR     PREDECESSOR    SUCCESSOR
                                                  PREDECESSOR COMPANY                   COMPANY        COMPANY       COMPANY
                                    -----------------------------------------------   ------------   -----------   ------------
                                      FROM INCEPTION         YEAR       TEN MONTHS     TWO MONTHS    SIX MONTHS     SIX MONTHS
                                    (OCTOBER 10, 1995)      ENDED          ENDED         ENDED          ENDED         ENDED
                                     TO DECEMBER 31,     DECEMBER 31,   OCTOBER 31,   DECEMBER 31,    JUNE 30,       JUNE 30,
                                           1995              1996          1997           1997          1997           1998
                                    ------------------   ------------   -----------   ------------   -----------   ------------
                                                                                                     (UNAUDITED)   (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Revenues..........................       $ 50,754         $ 190,146      $ 124,437     $  29,591      $ 103,885    $    278,051
Operating expenses................          5,589            61,687        158,757       212,209         96,222       1,364,098
                                         --------         ---------      ---------     ---------      ---------    ------------
Operating income (loss)...........         45,165           128,459        (34,320)     (182,618)         7,663      (1,086,047)
Net income (loss).................       $ 45,165         $ 128,623      $ (35,163)    $(176,392)     $   7,062    $ (1,078,503)
                                         ========         =========      =========     =========      =========    ============
LOSS PER SHARE:(1)
Basic.............................                                                     $   (0.08)                  $      (0.49)
Diluted...........................                                                     $   (0.08)                  $      (0.47)
WEIGHTED AVERAGE SHARES OUTSTANDING(2):
Basic.............................                                                     2,200,000                      2,200,000
Diluted...........................                                                     2,289,440                      2,289,440
OPERATING DATA:
Jobs posted (at end of period)....                                                        90,000                        165,000
Resumes posted (at end of
  period).........................                                                        20,000                         31,000
Monthly page impressions(3).......                                                     2,500,000                     11,400,000



                                                                                     SUCCESSOR     PREDECESSOR    SUCCESSOR
                                            PREDECESSOR COMPANY                       COMPANY        COMPANY       COMPANY
                                        ---------------------------                 ------------   -----------   ------------
                                        DECEMBER 31,   DECEMBER 31,                 DECEMBER 31,    JUNE 30,       JUNE 30,
                                            1995           1996                         1997          1997           1998
                                        ------------   ------------                 ------------   -----------   ------------
                                                                                                   (UNAUDITED)   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents.............    $ 14,326      $  25,973                    $ 853,989      $  13,981    $    196,366
Working capital.......................      31,214         33,706                      788,976         20,638        (420,120)
Total assets..........................      43,030         58,550                    1,922,915         52,853       1,524,696
Total debt, including current
  maturities..........................          --             --                           --             --         400,000
Total shareholders' equity............      42,865         55,500                    1,830,517         44,376         752,014


---------------

(1) Pursuant to SAB No. 98, for all periods presented, basic net loss per share is computed using the weighted average number of shares of Common Stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of shares of Common Stock outstanding during the period and nominal issuances of Common Stock and Common Stock equivalents, regardless of whether they are anti-dilutive. The Predecessor Company's per share data are not shown, as they are not comparable with the Successor Company's.

(2) Does not give effect to the conversion of the Company's Class A Preferred Stock into Common Stock. See "Description of Capital Stock."


(3) Page impressions represent the number of Web pages delivered from the Company's server to users. Monthly page impressions consist solely of impressions delivered for the last month of the period.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     This Prospectus contains "forward-looking statements" relating to, without limitation, the Company's future economic performance, plans and objectives of management for future operations, projections of revenue mix and other financial items that are based on the beliefs of, as well as assumptions made by and information currently known to, the Company's management. The words "may," "could," "would," "will," "expect," "estimate," "anticipate," "believe," "intends," "plans" and similar expressions and variations thereof are intended to identify forward-looking statements. The cautionary statements set forth in this section, in "Risk Factors" and elsewhere in this Prospectus identify important factors with respect to such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements. The following discussion should be read in conjunction with the Company's financial statements and the notes thereto and other financial information appearing elsewhere in this Prospectus. The dollar amounts and percentages provided below have been rounded to simplify presentations.

OVERVIEW


     HeadHunter.NET is an Internet-based interactive technology company that provides a leading employment Web site at www.HeadHunter.NET. The Company's Web site enables job listers to list employment opportunities and search for resumes and enables job seekers to post resumes and search for employment using a wide array of search criteria, including keyword, industry, job type, education, geographic location and salary range. At June 30, 1998, the Company had approximately 165,000 job opportunities and 31,000 resumes listed on its Web site, an increase of 83.3% and 106.7%, respectively, from approximately 90,000 job opportunities and 15,000 resumes listed as of December 31, 1997. Traffic on the Company's Web site grew 356% from approximately 2.5 million Web page impressions viewed during the month of December 1997 to 11.4 million impressions viewed during the month of June 1998.


     The Company was founded in October 1995 and from its inception until late 1996, all of its revenues were derived from Web site development consulting services. As a result of the experience gained during this period, the Company identified online recruiting as an emerging industry. The Company launched www.HeadHunter.NET in October 1996. From October 1996 until October 1997, the Company shifted its focus from providing consulting services to attracting content and traffic to its Web site. In October 1997, the Company entered into an investment agreement with ITC Holding Company, Inc. ("ITC") to form HeadHunters, L.L.C. ("LLC"), and to fund continued growth of the Company and its Web site. Since late 1997, the Company has hired substantially all of its employees and has continued to focus on building site content, traffic and its revenues. In July 1998 pursuant to a Contribution Agreement between LLC, ITC and Mr. Bare, Mr. Bare contributed all of the outstanding capital stock of HNI to the Company in exchange for 2,200,000 shares of Common Stock and 50,000 shares of the Company's Class A Preferred Stock, and ITC contributed its 55% equity interest in LLC to the Company in exchange for 2,750,000 shares of the Company's Class A Preferred Stock. The shares of Class A Preferred Stock will convert into an equal number of shares of Common Stock upon consummation of the Offering.

     The Company derives all of its revenues from the sale of enhanced listing services and advertising banners on its Web site. To date, a majority of the Company's revenues have been derived from the sale of advertisements. Advertising sales constituted 72.7% of revenues for the six months ended June 30, 1998, and 53.9% of revenues for the two months ended December 31, 1997. Advertising rates vary depending upon whether the impressions delivered are targeted to a specific audience based on keyword or other targeting criteria, or placed in general rotation for display throughout the Company's Web site.


     Although the Company does not charge job listers for the basic listing services provided on its Web site, the Company does charge fees for its enhanced listing services. Until August 1, 1998, the Company charged a single flat rate for all of the enhanced listing services together, which included improved placement of job listings. This simple flat rate structure covered enhanced listing services provided on a monthly basis, with discounts offered for prepayments on a quarterly or annual basis. Effective August 1, 1998 the Company began offering enhanced listing services on an unbundled basis, allowing job listers to pay a separate daily fee only for those services they desire to purchase. Also on August 1, 1998, the Company implemented its proprietary variable pricing program, AVILUS. This variable pricing program allows job listers to improve the placement of their job listings on a search results page by changing the amount they pay for such upgrades on a daily basis. The Company continues to offer its enhanced listing services together for a monthly flat rate, which it believes are attractive to high volume job listers. The Company believes that the implementation of the unbundled enhanced listing services and AVILUS will provide a cost effective means for lower volume job listers to enhance their employment opportunities, thereby creating increased revenue opportunities for the Company.



     The Company has only recently offered unbundled enhanced listing services and implemented AVILUS. There can be no assurance that the Company will derive equal or greater revenues from the sale of enhanced listing services than it previously did with the flat rate structure or that the Company will ever derive substantial revenues from the sale of such services. Enhanced listing revenue constituted 27.3% of revenues for the six months ended June 30, 1998, and 46.1% of revenues for the two months ended December 31, 1997. Enhanced listing services include: (i) preferential search result ordering; (ii) automatic cross-posting of listings to Yahoo! Classifieds and AltaVista's Careers Zone;
(iii) a link to a job lister's Web site to allow job seekers to easily access additional information about the job lister and its employment opportunities; and (iv) access to an automated job posting system which allows job listers to post large databases of employment opportunities to the Company's Web site at once. The Company believes its enhanced listing services will represent an increasing percentage of revenues in the future.



     Advertising and enhanced listing revenues are recognized ratably in the period in which the advertisement is displayed or the enhanced listing service is delivered. The Company is generally obligated to provide its advertisers with a guaranteed minimum number of "impressions," or times that an advertisement appears in pages viewed by users of the Company's Web site. Payments received prior to the display of an advertisement or the delivery of an enhanced listing service are recorded as deferred revenues and are recognized as revenue ratably when the advertisements are displayed or the enhanced listing services are delivered. At June 30, 1998, the Company had deferred revenues of approximately $109,000.


     The Company's principal costs and operating expenses consist of costs of revenues, marketing and selling expenses, general and administrative expenses, and depreciation and amortization. Costs of revenues consist primarily of Internet connection charges and co-location costs. Marketing and selling expenses consist primarily of salaries of sales and marketing personnel, commissions, advertising and other marketing related expenses, including development of strategic relationships. General and administrative expenses consist primarily of salaries and related costs for general corporate functions, including finance, accounting, facilities, and fees for professional services. Depreciation and amortization includes depreciation of the Company's computer hardware and related equipment and amortization of acquired software rights.


     The Company launched its Web site in October 1996 and accordingly has an extremely limited operating history upon which to base an evaluation of the Company. Thus, the Company believes that period-to-period comparisons of its operating results are not meaningful and that the results for any period should not be relied upon as an indication of future performance. The Company has experienced, and expects to continue to experience, seasonality in its business, with user traffic on its Web site being lower during the summer and year-end vacation and holiday periods. In addition, the Company has incurred significant losses since its inception and, as of June 30, 1998, had an accumulated deficit of approximately $1.3 million. To foster its growth, the Company expects to continue to significantly increase its operating expenses in the areas of marketing, sales and technology. The Company faces additional uncertainties, such as the lack of a proven business model similar to the Company's and intense competition for the sale of enhanced listing services, advertising and for the attention of job listers and job seekers. As a result of these factors, the Company expects to incur losses and negative cash flow in the near term and there can be no assurance that the Company will be profitable on a quarterly and annual basis for the foreseeable future, if at all. See "Risk Factors."

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1997

     Revenues. The Company's revenues increased $174,000, or 167.3%, from $104,000 for the six months ended June 30, 1997 to $278,000 for the six months ended June 30, 1998. The Company generated advertising revenues of $202,000 and enhanced listing fees of $76,000 for the six months ended June 30, 1998, as compared to $69,000 in advertising revenues and $35,000 in enhanced listing fees for the six months ended June 30, 1997. The increase in advertising revenues and enhanced listing fees resulted primarily from the addition of 10 sales personnel in the first six months of 1998.

     Costs of Revenues. The Company's costs of revenues increased $22,000, or 137.5%, from $16,000 for the six months ended June 30, 1997 to $38,000 for the six months ended June 30, 1998. The increase in costs of revenues was primarily due to co-location and Internet connectivity fees related to the growth in content and traffic on the Company's Web site. The Company anticipates that these expenses will continue to grow ratably with the Company's Web site traffic for the foreseeable future.


     Marketing and Selling Expenses. Marketing and selling expenses increased $499,000, from $9,000 for the six months ended June 30, 1997 to $508,000 for the six months ended June 30, 1998. The increase in marketing and selling expenses was primarily due to an increase in advertising and public relations expenses and the addition of 10 sales personnel in the first six months of 1998. The Company expects that marketing and selling expenses will grow significantly in the foreseeable future as it pursues a more aggressive advertising and branding strategy and hires additional sales and marketing personnel.



     General and Administrative Expenses. General and administrative expenses increased $634,000, from $66,000 for the six months ended June 30, 1997 to $700,000 for the six months ended June 30, 1998. The increase in general and administrative expenses was primarily due to the hiring of additional personnel as well as professional fees incurred in connection with the Company's reorganization. The Company expects that general and administrative expenses will continue to grow as it hires additional personnel and incurs additional expenses related to the growth of its operations, including additional expenses related to its status as a public company.


     Depreciation and Amortization. Depreciation and amortization increased $113,000, from $5,000 for the six months ended June 30, 1997 to $118,000 for the six months ended June 30, 1998. The increase was primarily a result of amortization related to the acquisition of software rights of approximately $1.0 million from HNI.

RESULTS FOR THE TWO MONTHS ENDED DECEMBER 31, 1997, TEN MONTHS ENDED OCTOBER 31, 1997, YEAR ENDED DECEMBER 31, 1996, AND THE INCEPTION PERIOD ENDED
DECEMBER 31, 1995

     Revenues. The Company generated revenues of $30,000 for the two months ended December 31, 1997, $124,000 for the ten months ended October 31, 1997, $190,000 for the year ended December 31, 1996, and $51,000 for the Inception Period ended December 31, 1995. The Company generated advertising revenues of $16,000, $9,000, $0, and $0, enhanced listing fees of $14,000, $42,000, $0, and
$0, and consulting revenues of $0, $52,000, $184,000, and $51,000, respectively for such periods. HNI's revenues were primarily generated from consulting services, and comparison of those operating results to current operations is not meaningful.

     Operating Expenses. The Company's operating expenses for the two months ended December 31, 1997 were $212,000, for the ten months ended October 31, 1997 were $159,000, for the year ended December 31, 1996 were $62,000, and for the Inception Period ended December 31, 1995 were $6,000. Costs of revenues were $3,000, $29,000, $0, and $0; marketing and selling expenses were $41,000, $23,000, $3,000, and $0; general and administrative expenses were $126,000, $96,000, $52,000, and $5,000; and depreciation and amortization expenses were $42,000, $10,000, $7,000, and $500, respectively for such periods.

LIQUIDITY AND CAPITAL RESOURCES


     From its inception until November 1997, the Company financed its operations primarily through revenue generated from providing Web site development consulting services. Since November 1997, the Company has financed its operations primarily through an equity investment by ITC and borrowings from ITC and ITC Service Company.


     Net cash used in operating activities was $957,000 and $72,000 for the six months ended June 30, 1998 and for the two months ended December 31, 1997, respectively. Net cash used in operating activities for the six months ended June 30, 1998 and the two months ended December 31, 1997 primarily consisted of the net loss for such periods.

     Capital expenditures were approximately $101,000 for the six months ended June 30, 1998, and $74,000 for the two months ended December 31, 1997. The Company has no material commitments for capital expenditures other than $105,000 relating to the purchase of furniture as the result of the addition of personnel. In order to accommodate its growth, the Company has recently entered into a lease for its new principal offices for a term of 10 years commencing November 1, 1998, with annual rents ranging from approximately $297,000 to $424,000.


     On July 16, 1998, the Company, ITC Service Company and ITC entered into an amended and restated credit facility under which ITC Service Company made available to the Company a revolving line of credit of up to $2.5 million. Amounts outstanding under the credit facility accrue interest at an annual rate equal to ITC Service Company's cost of debt capital as reasonably determined, from time to time, by ITC Service Company (currently 6.8%) on the first $1.0 million and a fixed rate of 14% per annum on the remaining $1.5 million. This credit facility replaced a prior credit facility between the Company and ITC under which, at June 30, 1998, the Company had borrowed $400,000. The Company intends to utilize a portion of the net proceeds of the Offering to repay the outstanding balance under this credit facility, which will then terminate. See "Use of Proceeds" and "Certain Transactions."


     The Company believes that cash on hand and the net proceeds from the Offering will be sufficient to fund its working capital, anticipated operating cash flow deficit and capital expenditure requirements for the 12 months following completion of the Offering. Thereafter, the Company may need to raise additional funds. The Company's ability to grow will depend in part on its ability to expand and improve its Internet operations, its advertising and marketing efforts, Internet user support capabilities and increase content on its Web site. In connection therewith, the Company may need to raise additional capital in the foreseeable future from public or private equity or debt sources in order to finance such possible growth. In addition, the Company may need to raise additional funds in order to take advantage of unanticipated opportunities (such as acquisitions of complementary businesses or the development of new products or services), to react to unforeseen difficulties (such as the loss of key personnel or the rejection by Internet users or potential advertisers of the Company's Internet content) or to otherwise respond to unanticipated competitive pressures. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of the Company's then existing shareholders will be reduced, shareholders may experience additional dilution and such securities may have rights, preferences or privileges senior to those of the Company's Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company or at all. If adequate funds are not available on acceptable terms, the Company may not be able to fund its expansion, take advantage of unanticipated acquisition opportunities, develop or enhance service offerings or respond to competitive pressures. Such inability could have a material adverse effect on the Company's business, financial condition and operating results. See "Risk Factors -- Future Capital Needs; Uncertainty of Additional Financing."

YEAR 2000 COMPLIANCE


     The Year 2000 issue refers to the potential failures that computer systems may incur as a result of the date change from 1999 to 2000, such as the inability of such computer systems to properly recognize date-sensitive data resulting in the creation of erroneous information or system failure. These problems generally arise from the fact that most of the world's computer hardware and software has historically used only two digits to identify the year in a date, often meaning that the computer will recognize a code of "00" as the year 1900 rather than the year 2000.



     The Company's overall plan to achieve Year 2000 readiness includes the following phases: (i) assessment of repair requirements, which includes creating awareness of the issue throughout the Company and assessment of all systems, significant business processes and external interfaces and dependencies; (ii) remediation, which includes updating or modifying systems which are identified as critical to the Company's efforts to become Year 2000 ready; (iii) testing, which includes the testing of systems which have been altered or replaced as part of the Company's efforts to become Year 2000 ready; (iv) implementation, which includes the implementation of tested systems which have been altered or replaced as part of the Company's efforts to become Year 2000 ready; and (v) contingency planning.



     The Company's assessment phase is substantially complete and included the determination of whether the system being reviewed was: (i) internally developed; (ii) a third party system critical to the Company's operations or
(iii) a non-critical system or piece of software or hardware. All internally developed systems have been developed and tested to ensure Year 2000 compliance. The Company has confirmed that most of its critical third party products or services are either Year 2000 compliant or that information and assistance is available to ensure compliance, which the Company intends to test and complete by the first quarter of 1999. The Company believes that none of its non-critical systems or software provide a material risk of significant Year 2000 related disruptions, but will continue to review and update these systems and software as additional information becomes available or as revisions are distributed. In conducting this review, the Company was aware and took into account that some of its hardware contains embedded processors. As a general matter, the Company is vulnerable to a significant supplier's or vendor's inability to remedy its own Year 2000 issues. There can be no assurance that the software and hardware provided by third parties will be Year 2000 ready.



     In order for persons to utilize the Company's services through the Internet, the Company is dependent upon ISPs, providers of telecommunication and data services, government agencies, utility companies, and other third party service providers ("External Providers"), over which it can assert little control. If the inability of any of these entities to correct their Year 2000 issues results in a failure to provide the Company services or prevents persons from being able to access the Company's services, the Company's operations may be materially adversely impacted and may result in a material adverse effect on the Company's business, results of operations and financial condition. The Company depends upon ISPs and other telecommunications and data carriers to conduct its business and is heavily dependent upon their ability to correctly fix their Year 2000 issues. If ISPs and other telecommunications and data carriers and other External Providers do not appropriately rectify their Year 2000 issues, the Company's ability to conduct its business may be materially impacted, which could result in a material adverse effect on the Company's business, results of operations and financial condition.



     To date, the Company has not incurred any material expenses in connection with the assessment, remediation, testing, or implementation of its program to achieve Year 2000 readiness. Nor has the Company identified any business activity that it believes will suffer a material disruption as a result of Year 2000 related events. All costs associated with Year 2000 compliance are being expensed as incurred.



     The Company intends to develop contingency plans for significant business risks that might result from Year 2000 related events. As noted above, the Company has not identified any specific business activity that it believes will be materially at risk of significant Year 2000 related disruptions. Also, the remediation, testing and implementation phases are not yet complete. Therefore, the Company has not yet developed specific contingency plans for Year 2000 related events. The Company is aware of the possibility, however, that certain business activities may be hereafter identified as at risk and will develop contingency plans if and when such risks are identified.

RECENT ACCOUNTING PRONOUNCEMENTS

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share," which establishes new guidelines for the calculation and presentation of earnings per share. In February 1998, the Commission issued SAB No. 98, on computations of earnings per share in an initial public offering. SAB No. 98 revised prior Commission guidance including earnings per share computations in periods prior to an initial public offering, to reflect the requirements of SFAS No. 128. The Company has calculated earnings per share for periods prior to its initial public offering under SAB No. 98.

                                    BUSINESS

GENERAL

     HeadHunter.NET is an Internet-based interactive technology company that provides a leading employment Web site at www.HeadHunter.NET. The Company's Web site enables job listers to list job opportunities and search for resumes, and enables job seekers to post resumes and search for job opportunities using a wide array of search criteria, including keyword, industry, job type, education, geographic location and salary range. Based on Relevant Knowledge statistics for the second quarter of 1998, HeadHunter.NET rated first in terms of return traffic, page views per user and time spent per user on the site, compared to the leading employment Web sites. The Company has significantly increased traffic on its Web site from 170,000 average daily page views during January 1998 to 375,000 average daily page views during June 1998. HeadHunter.NET believes that this increase in traffic is due to the quality and quantity of its content, the ease of use, search capabilities and overall functionality of its Web site, and increased market awareness resulting from enhanced marketing activities. The Company recently entered into strategic relationships with Yahoo!, WorkLife (in conjunction with AltaVista), GeoCities and DoubleClick, each of which the Company believes will further increase traffic and market awareness of its Web site.

     HeadHunter.NET offers an effective Internet-based solution to meet the hiring and job search needs of job listers and job seekers. All of the job opportunities and resumes listed on the Company's Web site are original content submitted by job listers and job seekers, and are not recycled from print or other media. At June 30, 1998, approximately 165,000 job opportunities and 31,000 resumes were listed on the Company's Web site. HeadHunter.NET ensures the quality of its content by enabling job listers and job seekers to continually update their job opportunities and resumes and by removing outdated listings from its Web site. The Company offers enhanced listing services to job listers which are primarily intended to increase visibility of their job opportunities. These enhanced listing services include: (i) preferential search result ordering; (ii) automatic cross-posting of listings to Yahoo! Classifieds and AltaVista's Careers Zone; (iii) a link to a job lister's Web site which allows job seekers to easily access additional information about the job lister and its employment opportunities; and (iv) access to an automated job posting system which allows job listers to bulk post a large number of employment opportunities to the Company's Web site.


     The Company derives its revenues from enhanced listing services fees and the sale of advertising banners on its Web site. Job listers may choose to purchase enhanced listing services to improve the placement and visibility of their job opportunities. Advertisers may purchase banner advertisements that are displayed randomly or based upon targeted search criteria. During June 1998, the Company delivered, on average, over 375,000 advertising impressions per day from over 65 advertisers, including Fidelity Investments, HotMail Corporation, Powertel, Inc., Ford Motor Company and InterCall, Inc.


THE INTERNET INDUSTRY

  Growth of the Internet

     The Internet has emerged as a mass communications medium enabling millions of people worldwide to share information, communicate and conduct business electronically. Jupiter Communications estimates that the number of Internet-connected households in the United States will grow from approximately 22 million in 1997 to 57 million in 2002 and that the total number of individual users online in the United States will grow from approximately 49 million in 1997 to 116 million in 2002. The increasing functionality, accessibility and overall usage of the Internet has been driven by a number of factors, including the large and growing base of personal computers in the workplace and home, advances in the performance and speed of personal computers and modems, improvements in network infrastructure, easier and cheaper access to the Internet and increased awareness of the Internet among businesses and individuals.

  Online Recruiting

     The Company believes that the rapid increase in online users has made the Internet an attractive medium for online recruiting. According to an industry report, the traditional place and search segment of the staffing industry is expected to generate approximately $13 billion in revenues in 1998, an increase of 19% from 1997. The total dollars spent on online recruiting is expected to grow from approximately $48 million in 1997 to $460 million in 2002, according to Forrester Research. The Company believes that online recruiting has a number of advantages over traditional means of hiring and job searching because it is: (i) interactive, allowing immediate links to additional information; (ii) more easily tailored to satisfy the user's needs; (iii) more cost effective; and (iv) more easily accessible.

  Online Advertising

     The Internet is emerging as an attractive new medium for advertisers due to the growth in the number of Internet users, the amount of time such users spend on the Internet, the increase in electronic commerce, the interactive nature of the Internet, the Internet's global reach, the ability to reach highly targeted audiences and a variety of other factors. Jupiter Communications estimates that total spending on online advertising will grow from approximately $940 million in 1997 to $7.7 billion in 2002. Many of the largest advertisers in traditional media, including consumer products companies, automobile manufacturers and others, have expanded their use of Internet advertising, and the Company believes that Internet advertising will become an increasing component of their total advertising budgets. The Company believes that the leading Internet content providers will benefit from the increasing number of Internet users since advertisers will more likely advertise on Web sites that demonstrate a high volume of traffic and provide advertising programs allowing them to target specific demographic groups.

THE HEADHUNTER.NET SOLUTION


     Many of the leading online recruiting Web sites are owned and operated by traditional recruiting and recruitment advertising companies. The Company believes that such companies offer their Web sites as a complement to their pre-existing businesses and in response to the emergence of the Internet. The Company also believes that, as a result, these companies have extended their pre-existing pricing models to their Web sites by charging job listers significant up-front fees for each job listed and that by charging such fees these companies have effectively limited the number of jobs listed on their Web sites.



     Since job seekers have equal access to all of the competing online recruiting Web sites, the Company believes job seekers will be most attracted to the Web site with the largest number of jobs listed and the search capabilities and overall functionality to effectively search the database. With the objective of having the most comprehensive database of jobs on the Internet, the Company offers its basic listing service at no charge to users, as opposed to the predominant competitive practice of charging job listers up-front fees for each job listed. By offering its basic listing services free of charge, the Company is able to more effectively attract job listers who may be less willing to pay up-front fees, including small to midsize job listers and smaller traditional recruiting companies.


     The Company believes that its rapid growth to date has resulted from and its future growth will depend upon its ability to leverage its base of content and traffic, which will generate increased revenues from enhanced listing services and advertising. The Company believes that its approach has allowed it to differentiate itself from its competitors and to quickly establish a leading position among online recruiting Web sites without significant marketing expenditures. Accordingly, the Company believes it is uniquely positioned to capitalize on the continued growth of the Internet as a medium for commerce.

STRATEGY

     The Company's objective is to provide the leading employment Web site by offering an effective solution to meet the employment needs of job listers and job seekers. The Company's strategy to accomplish this objective includes the following key elements:

     Continue to Facilitate Successful Employment Searches. HeadHunter.NET believes that users of its Web site have been and will continue to be successful in their employment searches. The Company also believes that these successful searches have led and will continue to lead to increased traffic on its Web site, which in turn will encourage current and potential users to post a greater number of job opportunities and resumes. The Company intends to continue to facilitate successful employment searches and further enhance this growth cycle by maintaining the content quality, search capabilities and functionality of its Web site.

     Increase Market Awareness and Brand Recognition of HeadHunter.NET. By increasing awareness of the Company's brand through referrals from satisfied users and strategic marketing campaigns aimed at potential job listers and advertisers, the Company believes that the content and traffic on its Web site will increase and thereby result in greater revenues. The Company plans to continue to increase and reinforce market awareness of the HeadHunter.NET brand name through a more aggressive marketing campaign using a combination of online and traditional advertising and direct marketing.

     Establish Additional Strategic Relationships. The Company has formed a number of strategic relationships, including agreements with Yahoo!, WorkLife (in conjunction with AltaVista), GeoCities and DoubleClick, as a means to increase traffic and content on its Web site, enhance visibility of its job listers employment opportunities, increase awareness of the HeadHunter.NET brand and provide marketing and cross-promotional opportunities. The Company intends to seek additional strategic relationships, including with Internet-based companies, that will increase traffic, content and brand recognition. See
"-- Marketing and Promotion -- Strategic Relationships."


     Implement an Innovative Pricing Model. The Company has historically offered all of its enhanced listing services together at a single flat rate. Although the Company continues to offer these services on a bundled basis, it recently began offering enhanced listing services on an unbundled basis, providing users maximum flexibility to choose only those enhanced listing services which they desire to purchase and allowing them to pay a separate daily fee only for those services they desire to purchase. The Company also recently implemented its proprietary variable pricing program for preferential search result ordering, AVILUS (Associated Value Internet Listing Upgrade System). The Company believes that it will attract a greater number of job listings and gain a competitive advantage over other recruiting Web sites by offering unbundled services on a daily fee basis and variable pricing of preferential search result ordering in addition to its flat monthly rate. The Company's pricing model differs from the industry standard of a uniform flat monthly fee for services which do not include preferential search result ordering. The Company expects that unbundled and variable pricing of services will attract job listers because of their need for greater flexibility in how they target their recruiting spending. See " -- Pricing Strategy and Service Offerings."


     Continue to Enhance Site Functionality and Features. The Company believes that the current functionality and features of its Web site have been essential to building and maintaining its leadership among online recruiting companies. The Company intends to continue to make its user interface more friendly and intuitive and add technology-driven enhancements that increase the functionality of the Web site. In addition, the Company may also include certain additional features to the Web site, such as salary surveys, relocation information, electronic magazines (e-zines), virtual job fairs, employer profiles, and other services of interest to job listers, job seekers and advertisers, as a means to increase interest in and traffic to the Web site.

     Pursue Strategic Acquisitions of Complementary Businesses and Technologies. From time to time, the Company evaluates possible acquisitions of, or investments in, businesses, products and technologies that complement those of the Company. The Company will explore those acquisition opportunities which may accelerate its growth, add new content and advertisers, develop new technologies or penetrate new markets. The Company presently has no commitments or understandings for such acquisitions and is not presently engaged in any negotiations for any such acquisitions.

MARKETING AND PROMOTION

     The Company's marketing and promotion strategy is designed to establish www.HeadHunter.NET as the leading employment Web site. The Company utilizes multiple channels to market and promote its Web site, including strategic relationships, online and traditional advertising and direct marketing.

  Strategic Relationships

     The Company has entered into and continuously evaluates strategic relationships as a means to increase traffic to and content on its Web site, enhance visibility of its users' listings, increase awareness of the HeadHunter.NET brand, and provide marketing and cross-promotional opportunities.


     GeoCities. GeoCities has developed and operates an Internet community which consists of its home page and themed "neighborhoods." These neighborhoods provide content, chat rooms, message boards, and are populated by Internet users with their own Web sites and e-mail addresses called "homesteaders." According to Relevant Knowledge, the GeoCities community was the sixth most frequently visited Web site during the second quarter of 1998. The Company and GeoCities recently entered into a co-marketing agreement under which the Company will sponsor a career center within the GeoCities community (the "Career Center"). The Career Center became operational in the third quarter of 1998. The Career Center enables users to list job opportunities and resumes, and a networking center will include chat rooms, message boards and forum events. HeadHunter.NET has a link on all pages in the Career Center directly to its Web site. HeadHunter.NET is guaranteed a minimum number of advertising impressions per month under this agreement. The term of this agreement expires on June 30, 1999, although HeadHunter.NET has the right to renew the agreement for an additional one-year term.



     DoubleClick. Based on information reported by DoubleClick, DoubleClick is a global Internet advertising network with approximately 170 high-traffic Web sites on which it currently delivers an estimated 1.5 billion advertisements each month to approximately 35 million people. DoubleClick's proprietary technology enables advertisers to target their audience based on precise profiling criteria. The Company recently entered into an advertising agreement with DoubleClick under which the Company will purchase over 400 million advertising impressions over two years. This agreement allows the Company, through the DoubleClick network, to target Internet users conducting employment related keyword searches on AltaVista and to target other users and Web sites within the DoubleClick network. This agreement also makes the Company a sponsor of AltaVista's Careers Zone and the Fast Company Career Center. AltaVista's Careers Zone displays the Company's name with a link to its Web site and the Fast Company Career Center will display the Company's name with a link to its Web site when it becomes operational.



     Yahoo! In April 1998, the Company entered into a non-exclusive agreement with Yahoo! under which the Company has the right to post job opportunities and resumes from the Company's Web site on the Yahoo! Classifieds Web site. Relevant Knowledge rated Yahoo! as having the largest audience reach on the Internet during July 1998. All HeadHunter.NET job opportunities and resumes posted on the Yahoo! Classifieds Web site contain a link to the Company's Web site for further information. This arrangement provides additional traffic because many Internet users who link to the Company's Web site from the Yahoo! Classifieds choose to stay and search additional listings on the Company's Web site. The initial term of this agreement expires on April 13, 1999, and is automatically renewed annually, unless either party provides notice of termination.



     WorkLife. WorkLife, in conjunction with AltaVista, will install, manage and market the Careers Zone to store, classify and categorize career and employment related content from the Internet. Relevant Knowledge rated AltaVista as having the eleventh largest audience reach on the Internet during July 1998. AltaVista provides its customers with continuous access to the Careers Zone. HeadHunter.NET and WorkLife recently entered into a non-exclusive agreement under which the Company posts job and resume listings on the Careers Zone. When an AltaVista user's search identifies jobs cross-posted from HeadHunter.NET, the user may only learn details of the job listing by linking directly to the Company's Web site. The Company believes that this agreement provides additional traffic because many users who link to the Company's Web site from the Careers Zone choose to stay and search additional listings on the Company's Web site. The term of this agreement is for four years, although it may be terminated by either party on 30 days notice after the first year.


  Online and Traditional Advertising


     The Company promotes its Web site through an aggressive marketing campaign using a combination of online and traditional advertising. The Company advertises on Web sites of major Internet content and service providers, including AOL, Classifieds2000 Inc., DoubleClick, GeoCities, Lycos, Inc. and Yahoo!. The Company's agreements to purchase advertising from these providers are generally short-term, ranging from six months to two years, pursuant to which it generally receives a guaranteed number of impressions for a fixed fee. The Company is currently obligated to purchase a minimum of $2.1 million and $2.8 million in Internet advertisements in 1998 and 1999, respectively. The Company generally purchases banner advertisements on Web sites that enable it to target potential users of its Web site and allow them to click through to www.HeadHunter.NET.


     HeadHunter.NET also believes that traditional advertising is important to building brand recognition and promoting the benefits of online recruiting. Traditional advertising can be an effective means of promoting brand awareness and attracting job listers and job seekers who use traditional means to satisfy their employment needs. HeadHunter.NET's traditional advertising efforts have included: (i) advertising in the employment classifieds of national and local newspapers; (ii) advertising in recruitment magazines and information technology consumer magazines; and (iii) out of home advertisements such as on billboards and truck and bus exteriors. The Company also plans to advertise on television and radio in select markets. From time to time, HeadHunter.NET also plans to design contests and promotions to build brand awareness for its Web site.

  Direct Marketing

     The Company also attends human resource trade shows and job seminars and plans to attend college career fairs to reach job listers and inform them of the benefits of the Company's Web site. In the future, the Company's marketing efforts will also include direct mail, fax and e-mail campaigns aimed at human resources executives, recruiters, outsourcing companies and college career placement offices.

PRICING STRATEGY AND SERVICE OFFERINGS


     On the Company's Web site, job listers may list employment opportunities and search for resumes, and job seekers may post resumes and search for employment opportunities free of charge. Due to the large number of employment opportunities listed on the Company's Web site, job listers may choose to purchase enhanced listing services to improve the placement and visibility of their employment opportunities. The Company has historically offered all its enhanced listing services together at a single flat rate. Although the Company continues to offer these services on a bundled basis, it recently began offering enhanced listing services on an unbundled basis, allowing job listers to pay a separate daily fee only for those services they desire to purchase. The Company also recently implemented its proprietary variable pricing program for preferential search result ordering, AVILUS. This model will provide maximum flexibility to choose only those enhanced listing services which they desire to purchase and to control search result placement of their employment listings.


     Enhanced listing services offered by the Company include:


     Preferential Search Result Ordering. The Company enables job listers to have their job opportunities positioned above non-enhanced listings in an employment search result. Job listers compete for preferential search result ordering using the Company's proprietary variable pricing program, AVILUS. Using AVILUS each job lister who desires preferential search result ordering pays a daily fee (or bid) for each employment opportunity it posts on the Company's Web site. Each job lister can view the amounts that other job listers have paid (or bid) for placement on a search result page. Job listers may then change their daily fee (or bid) based on where they want their job opportunity to be placed in a specified search and may change such bid at any time in response to competitive bids by other job listers.



     Cross-Posting. Job listers can have their job opportunities automatically cross-posted to Yahoo! Classifieds and AltaVista's Careers Zone. Users who search these sites are linked to HeadHunter.NET when their search identifies a job or resume submitted by the Company. The Company plans to increase the cross-posting opportunities to include cross-posting to university employment related Web sites and other targeted locations. Although job listers may list their job opportunities directly on Yahoo! Classifieds and AltaVista's Careers Zone without charge, the Company believes that job listers are willing to purchase this listing service because of the convenience it provides by allowing job listers to post and maintain job opportunities in one location (the Company's Web site) and gain greater visibility through a broader distribution.


     Links to Job Lister's Web Site. Job listers can also have a link to their Web site added to their job listings on the Company's Web site. This link allows job seekers to easily access additional information about the job lister and its employment opportunities.

     Automated Job Posting System. The Company also makes available an automated job posting system which allows job listers to post large databases of jobs at once, expediting the listing process.

SALES


     The Company currently employs a direct sales staff of 12 full-time employees who are dedicated to establishing relationships with potential job listers and advertisers and maintaining existing relationships with current purchasers of enhanced listing services and advertisers. The Company intends to significantly increase its sales staff with a portion of the net proceeds from the Offering. See "Use of Proceeds."


     Advertising Sales. HeadHunter.NET believes that job seekers using its Web site present an attractive target audience for existing job listers and companies such as career consultants, resume consultants, benefits providers, recruiters, human resource management companies, moving companies, insurance companies and others whose services or products may be of interest to job seekers. The Company's sales staff focuses specifically on such companies as potential advertisers on its Web site. The Company also intends to pursue relationships with more non-employment related advertisers as well as with advertising agencies. In addition, the Company sells banner advertisements to its job listers which increase their visibility on its Web site by enabling job seekers to link to the job lister's entire job bank on its Web site. In order to maintain existing advertising relationships, the Company's sales staff consults regularly with its advertisers on advertisement design, provides advertisers with advertising measurement analysis and focuses on providing a high level of customer service and satisfaction.

     Currently, advertisers enter into short term contracts with the Company under which they may elect random banner display advertising or keyword and other targeted advertising. From time to time, the Company may offer discounts to first time advertisers or for high volume, long-term advertising contracts. During June 1998, the Company delivered, on average, over 375,000 advertisement impressions each day on its Web site for over 65 advertisers including, Fidelity Investments, HotMail Corporation, Powertel, Inc., Ford Motor Company and InterCall, Inc.


     Listing Enhancement Sales. The Company's sales staff currently consults with existing job listers to advise them on improving the visibility of their listings based on an evaluation of their online recruiting needs. The Company recently hired an additional listing enhancement sales person to proactively call on Fortune 1000 companies.


SUPPORT SERVICES

     HeadHunter.NET believes that support services are important to its ability to attract and retain traffic on its Web site and to make each user's experience easy and productive. The Company posts answers to frequently asked questions under the "Answers" icon on its Web site. The Company also solicits questions and feedback from users on its Web site, and the Company's support staff responds by e-mail to inquiries concerning technical aspects of the Company's Web site, advertising on the Web site and enhanced listing services available from the Company. The Company also provides direct telephone support to job listers purchasing enhanced listing services. The Company does not charge for its support services.

TECHNOLOGY

     The software system developed by the Company is specifically designed to support a high volume of Web site traffic and searches, as well as immediate additions, modifications and deletions of job listings and resumes. In addition, the system has been designed to allow scalability as the traffic to its Web site increases.


     Distribution and Fault Tolerance. The Company's Web content is delivered to the Internet from a collection of parallel Pentium-based servers installed in computer racks at co-location facilities in Herndon, Virginia and Sunnyvale, California. The Company plans to install additional servers in New York City in the fourth quarter of 1998. The co-location services are contracted from Frontier GlobalCenter, which also provides co-location services for other large Web sites such as Yahoo! and Netscape Communications Corporation.



     When a user requests information from HeadHunter.NET, the request is routed over the Internet, using proprietary third party hardware, to the closest rack of servers having available capacity. This architecture balances the user load across diverse geographic locations and provides fault tolerance, rerouting requests away from any location that may be suffering from a network outage. This architecture also allows the Company's Web site to remain available 24-hours-a-day, seven-days-a-week. If a server or servers need routine maintenance, user requests can be temporarily routed to alternate servers.



     When a job listing or resume is submitted to HeadHunter.NET, the job listing or resume is distributed simultaneously to all HeadHunter.NET servers using an internally developed proprietary technology called Q-Blast(TM). Q-Blast allows a single copy of any listing to be sent to each rack, then in turn to all of the servers in the rack. Additionally, Q-Blast records listing transactions and allows any given rack or server to go off-line (as in the case of a system reboot), then come back online and automatically begin receiving listings where it left off. This proprietary technology is essential to maintaining consistency across a collection of geographically dispersed parallel servers while still providing users with immediate access to new and changing job listings or resumes.


     Content Searching. The Company has developed advanced proprietary meta tags for its content. These meta tags provide classification information that allows a user to perform very specific searches that surpass traditional keyword searches. In particular, one meta tag contains a geographic location identifier that allows proximity searching across a spatially indexed continuum rather than treating geographic locations as simply another keyword. The identifier not only applies to locations in the U.S., but to more than 240,000 cities and towns throughout the world. The Company's Web site is effectively "pre-wired" for global use as Internet usage increases internationally.

INTELLECTUAL PROPERTY


     The Company's success and ability to compete depends significantly on its internally developed proprietary technology and on its brand and marks. The Company relies upon trademark, patent and other intellectual property laws, and on confidentiality and non-disclosure agreements with its employees and third parties, to establish and protect its proprietary rights. The Company has obtained a federal registered mark ("HeadHunters(R)"), has a pending federal trademark application for "HeadHunter.NET," and has made application for a patent on its proprietary variable pricing program, AVILUS. There can be no assurance that any of the Company's trademark registrations or patent applications will be approved or granted or, if granted, that they will not be successfully challenged by others or invalidated through administrative process or litigation. Further, if the Company's registration of HeadHunter.NET is not approved or granted due to the prior issuance of trademarks to third parties or for other reasons, there can be no assurance that the Company would be able to enter into arrangements with such third parties on commercially reasonable terms to allow the Company to continue to use such trademark. In addition, the Company seeks to protect its proprietary rights through the use of confidentiality agreements with employees, consultants, advisors and others. There can be no assurance that such agreements will provide adequate protection for the Company's proprietary rights in the event of any unauthorized use or disclosure, that employees of the Company, consultants, advisors or others will maintain the confidentiality of such proprietary information, or that such proprietary information will not otherwise become known, or be independently developed, by competitors. In addition, the Company has licensed in the past, and expects that it may license in the future, elements of its trademarks and other proprietary rights to third parties; however, the Company has not in the past, and does not expect in the future, to receive a material amount of revenues from such licensing. While the Company attempts to ensure that the quality of its brand is maintained by such third parties, there can be no assurance that such parties will not take actions that could materially and adversely affect the value of the Company's proprietary rights or the reputation of its brand.


     Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related industries are uncertain and still evolving, and there can be no assurance as to the future viability or value of any proprietary rights of the Company or other companies within the industry. There also can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's proprietary rights. Any such infringement or misappropriation, should it occur, could have a material adverse effect on the Company's business, results of operations and financial condition. Furthermore, there can be no assurance that the Company's business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against the Company. From time to time the Company has been, and expects to continue to be, subject to claims in the ordinary course of its business, as well as claims of alleged infringement of the trademarks and other intellectual property rights of third parties by the Company. Although such claims have not had a material adverse effect on the Company's business, results of operations or financial condition, such claims could subject the Company to significant liability for damages and could result in invalidation of the Company's proprietary rights and, even if not meritorious, could be time-consuming and expensive to defend, and could result in a diversion of management's time and attention, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

COMPETITION

     The Company competes with other Internet sites for the time and attention of users and for advertising and other revenues. Competition among Internet sites is intense and is expected to increase significantly in the future. The Company's Web site competes against a variety of companies that provide similar content through one or more media, such as print, radio, television and the Internet. To compete successfully, the Company must deliver informative and useful content to attract more job listers and job seekers, generate fees from enhanced listing services and sell advertising. In addition to such general media competition, the Company competes against other online recruiting Web sites such as The Monster Board, Career Path, Career Mosaic and Online Career Center. Such competitor's services may be sufficiently attractive to users to dissuade them from accessing and using the Company's Web site. If the Company is unable to attract a significant number of users to its Web site, the Company's business, financial condition and results of operations be materially adversely affected and the Company may cease to be a commercially viable enterprise.

     The market for Internet content and services, including career and employment services, is relatively new, intensely competitive and rapidly evolving. There are minimal barriers to entry, and current and new competitors can launch new Internet sites and add content at relatively low costs within relatively short time periods. In addition, the Company competes for the time and attention of Internet users with not-for-profit Web sites operated by, among others, individuals, governments and educational institutions. Accordingly, the Company expects competition to persist and intensify and the number of competitors to increase significantly in the future. There can be no assurance that the Company's Web site will compete successfully.

     The Company believes that the competitive factors attracting Internet users include the quality of presentation and the relevance, timeliness, depth and breadth of employment information and services offered by the Company. With respect to attracting advertisers, the Company believes that the competitive factors include, among others, the volume of traffic on the Company's Web site, the demographics of such user base, the Company's ability to deliver focused advertising and interactivity through its Web site and the overall value to the advertiser of advertising offered by the Company. With respect to attracting listing enhancements, the Company believes that the competitive factors include, among others, the fees charged for fees for enhanced listing services and the cost and accessibility of similar services through the Internet or competing media. Given the intense competition among other Internet employment sites and other media, there can be no assurance that the Company will be able to compete successfully with respect to any of these factors.

     Many of the Company's current and potential competitors have significantly greater financial, technical and marketing resources, longer operating histories, greater name recognition and greater experience than the Company, and also have established relationships with advertisers, employers, recruiters and other listers. Many of such competitors may be able to undertake more extensive marketing efforts and adopt more aggressive advertising and listing enhancement pricing policies. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that the competitive pressures faced by the Company will not have a material adverse effect on the Company's business, financial condition and results of operations. In addition, in response to competitive pressures, the Company may make certain pricing, content and/or marketing decisions or enter into acquisitions or new ventures that could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Intense Competition" and "-- Low Barriers to Entry."

EMPLOYEES


     As of August 24, 1998, the Company had a total of 31 full-time employees and one part-time employee, all of whom are based at the Company's executive offices in Norcross, Georgia. Of the 32 employees, 16 are in sales and marketing, seven are in technology and nine are performing general and administrative functions. None of the Company's employees are represented by a labor union and the Company considers its employee relations to be good. In addition to its full-time employees, the Company also utilizes an independent marketing and publicity consultant, and periodically provides internships for talented students interested in commerce on the Internet.


FACILITIES

     The Company's current executive offices are located in Norcross, Georgia at 6410 Atlantic Boulevard. In order to accommodate its growth, the Company has recently entered into a lease for its executive offices comprised of approximately 26,775 square feet located at 2469 Satellite Boulevard, Lawrenceville, Georgia for a term which expires in 2008. The Company anticipates that it will relocate to these offices in the fourth quarter of 1998. The Company believes that its new office space will be adequate for its needs for the present and the immediate future.

LEGAL PROCEEDINGS

     The Company is not currently a party to any material legal proceedings. From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of business, as well as claims of alleged infringement of trademarks and other intellectual property of third parties by the Company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

                                   MANAGEMENT

     The executive officers, key employees and directors of the Company and their ages and positions as of the date of this Prospectus are as follows:

NAME                     AGE   CLASS(1)  POSITION
----                     ---   --------  --------
William H. Scott,
  III.................   51      III     Chairman of the Board and Director
Warren L. Bare........   32      III     President, Chief Executive Officer and Director
Kenneth E. Dopher.....   38       --     Chief Financial Officer and Secretary
Judith G. Hackett.....   38       --     Senior Vice President -- Marketing
Todd A. Lundberg......   34       --     Vice President -- Sales
C. Eric Presley.......   31       --     Director of Technology
Mark W. Fouraker......   36       --     Director of Operations
Robert M.
  Montgomery..........   40       I      Director
Burton B. Goldstein,
  Jr..................   50       I      Director
Donald W. Weber.......   61       II     Director
J. Douglas Cox........   47       II     Director

---------------

(1) Class I term expires at the annual meeting of shareholders in 1999, Class II term expires at the annual meeting of shareholders in 2000, and Class III term expires at the annual meeting of shareholders in 2001.

     William H. Scott, III has served as a director of the Company since October 1997 and became Chairman of the Board of Directors in July 1998. Since December 1991, Mr. Scott has served as President of ITC, a diversified telecommunications and technology holding company and principal shareholder of the Company, and has served on the Board of Directors of ITC since May 1989. From 1989 to 1991, Mr. Scott served as Executive Vice President of ITC. Between 1984 and 1988, Mr. Scott held several offices with SouthernNet, Inc., a regional long distance company, including Chief Operating Officer, Chief Financial Officer and Vice President -- Administration. From 1984 to 1987, he served as a director of SouthernNet, Inc. Currently, Mr. Scott serves as a director of Powertel, Inc., a wireless telecommunications services company, AvData Systems, Inc., a data network management services company, KNOLOGY Holdings, Inc., a broadband telecommunications services company, Mindspring Enterprises, Inc., an Internet service provider, ITC-DeltaCom, Inc., a regional telecommunications services provider, and Innotrac Corporation, a provider of customized marketing and support services.

     Warren L. Bare founded the Company in October 1995 and has been its President, Chief Executive Officer and a member of its Board of Directors since its inception. From October 1995 to October 1996, Mr. Bare provided Web site development consulting services with the Company. From 1992 to October 1995, Mr. Bare served as the Director of Technology at United Systems, Inc., an Atlanta-based software development and consulting company. Prior to 1992, Mr. Bare held management and technical positions at Progress Software Corporation and Computer Advisory Services. Mr. Bare received finance and economics degrees from the University of South Florida.


     Kenneth E. Dopher joined the Company in January 1998 as its Chief Financial Officer and also became its Secretary in July 1998. From 1994 to 1998, Mr. Dopher served as a Director of Finance and Operations with Walt Disney Feature Animation, a division of The Walt Disney Company ("Disney"). From 1990 to 1994, Mr. Dopher held several positions in the Creative Content division of Disney, including Senior Manager of Finance for Feature Animation, Manager of Capital Planning, and Senior Business Planner. From 1985 to 1988, Mr. Dopher worked as a controller for House Corporation, a holding company of real estate and computer services companies. Mr. Dopher is a CPA and received an M.B.A. in finance from Indiana University.

     Judith G. Hackett joined the Company in May 1998 as its Senior Vice President -- Marketing. From 1995 to 1998, Ms. Hackett was the Senior Vice President -- Advertising and Marketing with TBS Superstation, Inc., a national cable network. From 1994 to 1995, Ms. Hackett was General Marketing Manager and Creative Director of a CBS affiliate television station, WOIO in Cleveland, and from 1988 to 1994 she served as its Creative Services Director while it was part of the FOX broadcasting network. Ms. Hackett received a degree in journalism from Kent State University.

     Todd A. Lundberg joined the Company in January 1998 as its Vice
President -- Sales. From 1987 to 1997, Mr. Lundberg held various positions with CAD ONE, Inc., a computer graphics company, including Account Executive, Southeast Regional Manager, Regional Sales Director and Director of Sales. Mr. Lundberg received degrees in marketing and management from Valdosta State University.

     C. Eric Presley joined the Company in December 1997 as the Manager of Technology and has been the Director of Technology since April 1998. From 1993 to 1997, Mr. Presley held several positions at Advanced Technology Corporation ("ATC"), a technology solutions provider, including Senior Consultant and System Architect. From 1988 to 1993, Mr. Presley was Lead Developer at Northern Telecom Limited, a global communications network solutions provider. Mr. Presley received a degree in information and computer science from the Georgia Institute of Technology and a Masters in computer engineering from North Carolina State University.

     Mark W. Fouraker joined the Company in April 1998 as the Director of Operations. In 1989, Mr. Fouraker co-founded ATC and, from that time until April 1998, he held several positions with ATC including Director of Systems Architecture, Vice President of Operations and Director of Information Technology. From 1988 to 1989, Mr. Fouraker served as Manager of Technical Services for Canada Dry/ Sunkist, a diversified soft drink company. From 1985 to 1988, Mr. Fouraker was an Information Systems Coordinator with the Georgia Institute of Technology.

     Robert M. Montgomery has served as a director of the Company since January 1998. Since 1992, Mr. Montgomery has served as a Vice President of ITC. In 1991, Mr. Montgomery founded InterCall, Inc. ("InterCall"), a teleconferencing company and a wholly-owned subsidiary of ITC, and since then has been its President and Chief Executive Officer. Since 1993, Mr. Montgomery has served as Chairman of the Board and a director of InterCall's United Kingdom division. From 1986 to 1991, Mr. Montgomery served in various capacities with Telecom USA (which was purchased by MCI Communications Corp.), including President of the Conference Calling Division.

     Burton B. Goldstein, Jr. has served as a director of the Company since July 1998. Mr. Goldstein is currently a private investor. Mr. Goldstein co-founded Information America, Inc., an online information services company in 1982, and served as its President from November 1982 to June 1998. From 1996 until June 1998, Mr. Goldstein served on the executive committee of West Group, a division of The Thomson Corporation, an information and publishing company.

     Donald W. Weber has served as a director of the Company since July 1998. Since 1997, Mr. Weber has been a consultant and private investor. Since 1995, Mr. Weber has served as a director of ITC. From 1993 to 1997, Mr. Weber served as President and Chief Executive Officer of ViewStar Entertainment Services, Inc. ("ViewStar"), a DBS satellite services company. From 1987 to 1991, Mr. Weber held various executive positions, including President and Chief Executive Offices, at and served as a director of Contel Corporation, a telecommunications company. Currently, Mr. Weber serves as a director of Powertel, ViewStar, Pegasus Communications Corporation, a media and communications company, and Healthdyne Information Enterprise, Inc., a clinical information solutions company.

     J. Douglas Cox has served as a director of the Company since October 1997. Since September 1997, Mr. Cox has served as Senior Vice President (Corporate Development) of ITC, and he has also served as Chief Financial Officer and Vice President (Finance) of ITC (or its predecessor companies) and several other subsidiaries of ITC beginning in March 1987. From 1980 to 1987, Mr. Cox was a partner in the accounting firm of Cox & Rumsey, Certified Public Accountants. From 1972 to 1979, Mr. Cox was employed by Arthur Andersen & Co., specializing in regulated industries.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Company has established a Compensation Committee and an Audit Committee. The Compensation Committee is currently comprised of Messrs. Goldstein, Scott and Montgomery and is responsible for reviewing and approving all compensation arrangements with executive officers of the Company and will also be responsible for administering the Company's incentive and stock option plans. See "-- HeadHunters, L.L.C. Common Unit Option Plan" and
"-- HeadHunter.NET, Inc. 1998 Long-Term Incentive Plan."

     The Audit Committee is currently comprised of Messrs. Goldstein, Cox and Weber and is responsible for recommending to the Board of Directors the engagement of the independent auditors of the Company and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent auditors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company did not have a Compensation Committee until July 15, 1998. Prior to such date, the Company's Board of Directors or Board of Managers, as the case may be, determined executive compensation. Except for Mr. Scott, no executive officer of the Company serves as a member of the Compensation Committee or as a director of any entity of which any of the Company's directors serve as an executive officer. Mr. Scott is a director of ITC for which Messrs. Cox and Montgomery are executive officers.

DIRECTOR COMPENSATION


     The Company's Bylaws allow the Company's Board of Directors to determine from time to time the compensation that directors may receive for their services as directors. However, since inception, the Company's directors have served without compensation except for reimbursement of out-of-pocket expenses for each meeting attended. Concurrently with their respective elections to the Board of Directors, Messrs. Scott, Montgomery, Cox, Weber and Goldstein were granted options to purchase 10,000 shares of Common Stock at exercise prices of $0.40, $0.40, $0.40, $1.40 and $1.40, respectively. The Company has adopted the HeadHunter.NET, Inc. 1998 Long-Term Incentive Plan pursuant to which non-employee directors are eligible to receive options and awards to purchase shares of Common Stock upon listing on Nasdaq's National Market. In addition, Messr. Goldstein and Weber were granted options by the Board of Directors outside of either plan. See "HeadHunters, L.L.C. Employee Common Unit Option Plan" and "-- HeadHunter.NET, Inc. 1998 Long-Term Incentive Plan."


EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid by the Company to its Chief Executive Officer for the year ended December 31, 1997. No other executive officer's salary and bonus exceeded $100,000 during the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                     ANNUAL COMPENSATION
                                                                     -------------------
NAME AND PRINCIPAL POSITION                                   YEAR   SALARY($)   BONUS($)
---------------------------                                   ----   ---------   --------
Warren L. Bare..............................................  1997    $57,205    $  --
  President and Chief
  Executive Officer

EMPLOYMENT AGREEMENTS


     The Company has entered into letter agreements with Messrs. Bare, Dopher, Fouraker, Lundberg, Presley and Ms. Hackett providing for (i) annual base salaries of $75,600, $90,000, $70,000, $85,000, $75,000 and $125,000,
respectively, and (ii) eligibility for annual performance based bonuses of up to $22,680, $13,500, $5,000, $15,000, $10,000 and $20,000, respectively. In accordance with their letter agreements, the Company granted options for the purchase of common units of LLC to each of Messrs. Dopher, Fouraker,

Lundberg, Presley and Ms. Hackett for 100,000, 7,500, 50,000, 50,000 and 50,000
common units, respectively, on January 14, May 22, January 14, January 14, May 22, 1998, respectively. On July 15, 1998 all such options were converted into options to purchase equal numbers of shares of Common Stock. The exercise price per share for each of the above options, after conversion, is $0.40, $1.40, $0.40, $0.40 and $1.40, respectively. Pursuant to the terms of the option agreements, each of the above options vests 40% on the second anniversary of the grant date and 20% on each of the next three anniversary dates thereafter.


HEADHUNTERS, L.L.C. EMPLOYEE COMMON UNIT OPTION PLAN


     The Company has assumed certain options ("LLC Options") that had been granted by LLC to purchase common units of LLC under the HeadHunters, L.L.C. Employee Common Unit Option Plan (the "HH LLC Plan"). Such LLC Options have been converted into options (the "Converted Options") to purchase an equal number of shares of Common Stock of the Company. The Converted Options will be administered by the Company's Board of Directors or the Compensation Committee substantially in accordance with the terms of the assumed HH LLC Plan. As of the date of this Prospectus, 24 persons hold outstanding Converted Options to purchase a total of 361,750 shares of the Company's Common Stock. Mr. Dopher holds a Converted Option to purchase 100,000 shares of Common Stock at an exercise price of $0.40 per share, Ms. Hackett holds a Converted Option to purchase 50,000 shares of Common Stock at an exercise price of $1.40 per share, and Messrs. Scott, Montgomery and Cox each hold a Converted Option to purchase 10,000 shares of Common Stock at exercise prices of $0.40. See "-- Employment Agreements" and "-- Director Compensation." The Company does not intend to grant any additional options pursuant to the HH LLC Plan.


HEADHUNTER.NET, INC. 1998 LONG-TERM INCENTIVE PLAN


     On July 15, 1998, the Company's Board of Directors adopted the HeadHunter.NET, Inc. 1998 Long-Term Incentive Plan (the "Incentive Plan") and on July 16, 1998, the Company's shareholders approved the Incentive Plan. The Company has reserved 500,000 shares of its Common Stock for issuance in connection with options and awards granted under the Incentive Plan. The Company may grant options and awards to officers and employees of the Company, a parent or a subsidiary, and to non-employee directors and consultants to the Company after the Company's Common Stock is listed on the Nasdaq National Market. As of the date hereof, there are 31 persons eligible to participate in the Incentive Plan and there are seven persons holding outstanding options to purchase 17,500 shares of Common Stock that were granted under the Incentive Plan. The Incentive Plan authorizes the granting of awards to eligible participants in the form of
(i) options to purchase shares of the Company's Common Stock, which may be incentive stock options or non-qualified stock options, (ii) stock appreciation rights, (iii) performance shares, (iv) restricted stock awards, (v) dividend equivalents or (vi) other stock-based awards. The Incentive Plan is administered by the Company's Board of Directors or the Compensation Committee in accordance with its terms.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the date of this Prospectus and as adjusted to reflect the sale of the Common Stock offered hereby with respect to:
(i) each of the Company's directors and its Chief Executive Officer; (ii) all executive officers and directors of the Company as a group; and (iii) each person known by the Company to own beneficially more than 5% of the Common Stock. The table assumes full conversion of the Class A Preferred Stock prior to and after the Offering.


                                                      SHARES OF COMMON     PERCENTAGE BENEFICIALLY OWNED
                                                     STOCK BENEFICIALLY   --------------------------------
NAME                                                       OWNED          BEFORE OFFERING   AFTER OFFERING
----                                                 ------------------   ---------------   --------------
ITC Holding Company, Inc.(1).......................      2,781,250             55.3%             36.9%
Warren L. Bare(2)..................................      1,760,000             35.2              23.5
William H. Scott, III(3)...........................      2,781,250             55.3              36.9
J. Douglas Cox(3)..................................      2,781,250             55.3              36.9
Robert M. Montgomery(3)............................      2,781,250             55.3              36.9
Burton B. Goldstein, Jr............................             --               --                --
Donald W. Weber(3).................................      2,781,250             55.3              36.9
All directors and executive officers as a group
  (8 persons)......................................      4,541,250             90.3              60.3


---------------


(1) ITC's address is 1239 O.G. Skinner Drive, West Point, Georgia 31833. Includes 31,250 shares of Common Stock (assuming an initial public offering price of $12.00 per share) subject to a warrant held by ITC Service Company, a wholly-owned subsidiary of ITC, exercisable within 60 days of the date of this Prospectus.

(2) Mr. Bare's address is 6410 Atlantic Boulevard, Suite 160, Norcross, Georgia 30071.

(3) Consists of 2,781,250 shares beneficially owned by ITC, with respect to which Messrs. Scott, Cox, Montgomery and Weber as officers and/or directors of ITC, may be deemed to be the beneficial owner. Messrs. Scott, Cox, Montgomery and Weber disclaim beneficial ownership of all such shares. The address for Messrs. Scott, Cox, Montgomery and Weber is 1239 O.G. Skinner Drive, West Point, Georgia 31833.


                              CERTAIN TRANSACTIONS

     In October 1997, HNI contributed all of its assets and liabilities related to the Web site to the LLC in exchange for a 45% equity interest in the LLC and ITC contributed $1,100,000 in cash in exchange for a 55% equity interest in the LLC, pursuant to an Investment Agreement dated October 30, 1997 between HNI, ITC and Mr. Bare.

     In January 1998, the Company entered into an agreement with ITC'DeltaCom, Inc. pursuant to which ITC'DeltaCom, Inc. serves as the Company's ISP. ITC'DeltaCom, Inc. is related to ITC through both common ownership and board membership.

     On November 1, 1997, the LLC paid a dividend of $100,000 to Warren L. Bare, which was included in the initial equity contribution under the terms of the Investment Agreement.


     On July 16, 1998, the Company, ITC and ITC Service Company, an affiliate of ITC, entered into an amended and restated credit facility pursuant to which ITC Service Company made available to the Company a revolving line of credit of up to $2.5 million. Principal amounts outstanding under the credit facility bear interest at an annual rate equal to ITC Service Company's cost of debt capital as reasonably determined, from time to time, by ITC Service Company (currently 6.8%) on the first $1.0 million and at a fixed rate of 14% per annum on the remaining $1.5 million. Upon consummation of the Offering (assumed to be September 30, 1998), the Company will use a portion of the net proceeds to repay the outstanding principal balance and interest of approximately $2.3 million at which time such credit facility will terminate. The total amount of interest paid over the assumed term of this credit facility will be approximately $41,000. In connection with this credit facility, the Company issued a warrant to ITC Service Company to purchase $375,000 of Common Stock at a price per share equal to the initial public offering price. This warrant vested upon issuance and is exercisable for a term of 10 years.



     Pursuant to a Contribution Agreement dated July 15, 1998, ITC and Mr. Bare were granted certain registration rights regarding their shares of Class A Preferred Stock and Common Stock in the Company. For a complete description of such registration rights, see "Description of Capital Stock -- Registration Rights."


                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 50,200,000 shares of Common Stock, $0.01 par value per share, 2,800,000 shares of Class A Preferred Stock, $0.01 par value per share, and 5,000,000 shares of Class B Serial Preferred Stock, $0.01 par value per share. The following description of the terms and provisions of the shares of stock of the Company and certain other matters does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of the Georgia Business Corporation Code, as amended (the "Georgia Code"), and the Company's Articles of Incorporation and Bylaws.

COMMON STOCK

     Holders of Common Stock are entitled to one vote per share owned of record on all matters upon which such holders are entitled to vote. Subject to any preferential rights of holders of Class B Serial Preferred Stock that may adversely affect the rights, preferences and privileges of holders of Common Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Company's Board of Directors, in its sole discretion, out of funds legally available therefor, and are further entitled to share ratably in any distribution of the Company's assets, after payment of all debts and other liabilities of the Company, upon liquidation, dissolution or winding up of the Company. The holders of Common Stock have no preemptive rights, rights to cumulative voting, rights to redeem such shares or to convert such shares into other securities of the Company. All outstanding shares of the Common Stock are, and the shares of Common Stock to be sold by the Company in this Offering will be, upon issuance and delivery, validly issued, fully paid and nonassessable.

PREFERRED STOCK


     Class A Preferred Stock. Upon consummation of the Offering and pursuant to the Company's Articles of Incorporation, each share of Class A Preferred Stock shall automatically convert into one share of Common Stock. Immediately prior to the Offering, there were 2,800,000 shares of Class A Preferred Stock outstanding held by two holders of record, ITC and Mr. Bare. Prior to the Offering, holders of Class A Preferred Stock are entitled to one vote per share owned of record on all matters upon which such holders are entitled to vote.


     Class B Serial Preferred Stock. The Company's Board of Directors has the authority, without further shareholder approval, to issue up to 5,000,000 shares of Class B Serial Preferred Stock in one or more series and to fix the relative rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of Class B Serial Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price and the voting and other rights of holders of the Common Stock. The Company has no present plans to issue any shares of Class B Serial Preferred Stock.

CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION, BYLAWS AND GEORGIA LAW

     Shareholders' rights and related matters are governed by the Georgia Code and the Company's Articles of Incorporation and Bylaws. Certain provisions of the Articles of Incorporation and Bylaws summarized below could have the effect of preventing, hindering, or delaying a change in control of the Company or a change in management.

  Classified Board of Directors; Removal of Directors

     The Company's Bylaws provide that the Board of Directors shall consist of not less than three nor more than 11 members. The Company's Board of Directors is divided into three classes serving staggered three-year terms. The Company's Articles of Incorporation provide that each class shall be comprised of substantially equal numbers of directors. In addition, members of the Board of Directors may only be removed for cause and then only at a special meeting of shareholders called for such purpose by the affirmative vote of at least two-thirds of the then outstanding shares of capital stock entitled to vote. The classification of directors, together with other provisions in the Articles of Incorporation and Bylaws that limit the removal of directors and permit the remaining directors to fill any vacancies on the Board of Directors, has the effect of making it more difficult for shareholders to change the composition of the Board of Directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not such change in the Board of Directors would be beneficial to the Company and its shareholders and whether or not a majority of the Company's shareholders believes that such a change would be desirable. The Company believes, however, that the longer time required to elect a majority of a classified Board of Directors will help to ensure the continuity and stability of the Company's management and policies. Currently, the terms of Class I directors expire in 1999, the terms of Class II directors expire in 2000 and the terms of Class III directors expire in 2001.

  Advance Notice of New Business and Director Nominations

     The Company's Bylaws provide that any shareholder proposals or director nominations must be provided to the Company in writing at least 120 days before the date of an annual meeting of shareholders or, in the case of a special meeting of shareholders, within 10 days after notice of such special shareholders' meeting was sent by the Company to the shareholders. Such provision may preclude shareholders from bringing matters before the shareholders at an annual meeting or from making nominations for directors at an annual meeting.

  Issuance of Blank Check Preferred Stock

     The Board of Directors has the power to issue 5,000,000 shares of Class B Serial Preferred Stock, in one or more classes or series and with such rights and preferences as determined by the Board of Directors, all without shareholder approval. Because the Board of Directors has the power to establish the preferences and rights of each class or series of Class B Serial Preferred Stock, it may afford the holders in any series of Class B Serial Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The Board of Directors has no present plans to issue any shares of Class B Serial Preferred Stock.

  Anti-Takeover Provisions and Georgia Law

     The Georgia Code generally restricts a company from entering into certain business combinations with an interested shareholder (which is defined as any person or entity that is the beneficial owner of at least 10% of a company's voting stock) or its affiliates for a period of five years after the date on which such shareholder became an interested shareholder, unless (i) the transaction is approved by the board of directors of the company prior to the date such person became an interested shareholder, (ii) the interested shareholder acquires 90% of the company's voting stock in the same transaction in which it exceeds 10%, or (iii) subsequent to becoming an interested shareholder, such shareholder acquires 90% of the company's voting stock and the business combination is approved by the holders of a majority of the voting stock entitled to vote thereon (the "Business Combination Statute"). The Georgia Code provides that the Business Combination

Statute does not apply unless the bylaws of the corporation specifically provide that the Business Combination Statute is applicable to the corporation. The Company has elected to be covered by the Business Combination Statute.

     The Georgia Code also contains provisions that impose certain fair price and other procedural requirements applicable to certain business combinations (the "Fair Price Statute") with any person who owns 10% or more of the common stock (an "interested shareholder"). These statutory requirements restrict business combinations with, and accumulations of shares of voting stock of, certain Georgia corporations. The Fair Price Statute applies to a company only if the company elects to be covered by the restrictions imposed by these statutes. The Company has elected to be covered by the Fair Price Statute.

  Ability to Consider Other Constituencies

     The Articles of Incorporation permit the Board of Directors, in determining what is believed to be in the best interest of the Company, to consider the interests of the employees, customers, suppliers and creditors of the Company, the communities in which offices or other establishments of the Company are located and all other factors the directors consider pertinent, in addition to considering the effects of any actions on the Company and its shareholders. Pursuant to this provision, the Board of Directors may consider numerous judgmental or subjective factors affecting a proposal, including certain non-financial matters, and on the basis of these considerations may oppose a business combination or other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of the Company's shareholders.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     The Articles of Incorporation eliminate, subject to certain exceptions, the personal liability of a director to the Company or its shareholders for monetary damage for breaches of such director's duty of care or other duties as a director. The Articles do not provide for the elimination of or any limitation on the personal liability of a director for (i) any appropriation, in violation of the director's duties, of any business opportunity of the Company, (ii) acts or omissions that involve intentional misconduct or a knowing violation of law,
(iii) unlawful corporate distributions as set forth in Section 14-2-832 of the Georgia Code, or (iv) any transactions from which the director derived an improper personal benefit. The Articles of Incorporation of the Company further provide that if the Georgia Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Georgia Code, as amended, without further action by the shareholders. These provisions of the Articles of Incorporation will limit the remedies available to a shareholder in the event of breaches of any director's duties to such shareholder or the Company.

     The Company's Bylaws require the Company to indemnify and hold harmless any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Company) because such person is or was a director or officer of the Company, against liability incurred in such proceeding except for any liability incurred in a proceeding in which the director or officer is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company for (i) any appropriation, in violation of such director's or officer's duties, of any business opportunity of the Company, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law,
(iii) types of liability set forth in Section 14-2-832 of the Georgia Code, or
(iv) any transaction from which such officer or director received an improper personal benefit. In addition, the Bylaws provide that the Company (i) must advance funds to pay or reimburse the reasonable expenses incurred by a director or officer who is a party to a proceeding because such person is a director or officer if such director or officer satisfies certain conditions, and (ii) may indemnify and advance expenses to an employee or agent of the Company who is not a director or officer to the same extent and subject to the same conditions that the Company could without shareholder approval under the Georgia Code indemnify and advance expenses to a director.

     The Company has entered into separate indemnity agreements with each of its directors and executive officers, whereby the Company agreed, among other things, to provide for indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those set forth in the Articles and Bylaws. There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

REGISTRATION RIGHTS

     Pursuant to that Contribution Agreement dated July 15, 1998, ITC and Mr. Bare have certain registration rights regarding their shares of Common Stock in the Company. If the Company undertakes any registered public offering of the Company's Common Stock, other than the Offering or an offering registered on Form S-8 or S-4, the Company must provide written notice to ITC and Mr. Bare not less than 30 days prior to the proposed filing date of such registration statement. At the written request of ITC or Mr. Bare, the Company shall include in such registered offering, all shares of Common Stock as are set forth in the written request provided by ITC or Mr. Bare within 15 days after receipt of the written notice from the Company; provided, however, that if the managing underwriters advise the Company in writing that, in their opinion, the number of shares of Common Stock requested to be included in such registered offering exceeds the number which can be sold in such offering without adversely affecting the marketability of such offering, the Company shall include in such registered offering (i) first, the primary shares of Common Stock that the Company proposes to sell, and (ii) second, the shares of Common Stock requested to be included in such offering, pro rata between ITC and Mr. Bare on the basis of the number of shares of Common Stock requested to be included by each. ITC and Mr. Bare have waived any and all registration rights each may have in connection with the Offering.

TRANSFER AGENT AND REGISTRAR


     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust.


                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offering, the Company will have 7,500,000 shares of Common Stock outstanding, assuming no exercise of the Underwriters' over-allotment option. The 2,500,000 shares sold in the Offering (2,875,000 shares if the Underwriters over-allotment option is exercised in full) will be freely tradable by persons other than affiliates of the Company, without restriction. The remaining 5,000,000 shares of Common Stock outstanding will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the safe harbor provisions set forth in Rule 144. The Company, ITC Service Company and all of its shareholders, including ITC and Mr. Bare, however, have agreed not to sell or otherwise dispose of any shares of Common Stock for a period of 180 days after the date of this Prospectus without the prior written consent of Wheat First Securities, Inc., except that the Company may issue shares of Common Stock in connection with acquisitions. See "Underwriting."


     In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned his or her shares of Common Stock for at least one year (including the prior holding period of any prior owner other than an affiliate) is entitled to sell within any three-month period that number of shares which does not exceed the greater of 1% of the outstanding shares of Common Stock and the average weekly trading volume during the four calendar weeks preceding each such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed an "affiliate" of the Company for at least three months and who has beneficially owned shares for at least two years (including the holding period of any prior owner other than an affiliate) would be entitled to sell such shares under Rule 144 without regard to the limitations described above. Rule 144 defines "affiliate" of a company as a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such company. Affiliates of a company generally include its directors, officers and principal shareholders and, as of the date of this Prospectus, specifically include ITC and

Mr. Bare. As of the date of this Prospectus, substantially all of the restricted shares are held by affiliates of the Company and 90 days after the Offering, all restricted shares would become eligible for resale pursuant to Rule 144, subject to the volume limitations and other restrictions of Rule 144 and the 180 day lock-up agreements.



     The Company has outstanding options to purchase up to an aggregate of 399,250 shares of Common Stock held by certain employees, officers and directors of the Company. The Company intends to file registration statements on Form S-8 to register the shares issuable upon exercise of such options and options and awards granted in the future under its stock plans. Upon such registration, such shares will be eligible for resale in the public market without restrictions by persons who are not affiliates of the Company, and to the extent they are held by affiliates, pursuant to Rule 144 without observance of the holding period requirements.



     ITC and Mr. Bare have certain registration rights regarding the 2,750,000 and 1,760,000 shares of Common Stock held by each, respectively. See "Description of Capital Stock -- Registration Rights."



     In connection with the $2.5 million credit facility provided by ITC Service Company to the Company, on July 16, 1998 the Company granted ITC Service Company a warrant to purchase 31,250 shares of Common Stock (assuming an initial public offering price of $12.00 per share) at an exercise price per share equal to the initial public offering price. The warrant vested upon issuance and is exercisable for a term of 10 years. Neither the warrant nor the underlying shares have been registered by the Company. The shares of Common Stock issuable upon exercise of this warrant would be deemed restricted shares under Rule 144 and the resale thereof would either have to be registered or comply with the requirements of an exemption from registration.


     Prior to the Offering, there has been no public market for the Common Stock, and no prediction can be made as to the effect, if any, that the sale of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement among the Company and Wheat First Union, a division of Wheat First Securities, Inc., J.C. Bradford & Co. and Interstate/Johnson Lane Corporation, as representatives of the Underwriters (the "Representatives"), the Underwriters have severally agreed to purchase from the Company, and the Company has agreed to sell to each of the Underwriters, the respective number of shares of Common Stock set forth opposite their names below:


                                                               NUMBER
UNDERWRITER                                                   OF SHARES
-----------                                                   ---------
Wheat First Securities, Inc.................................
J.C. Bradford & Co..........................................
Interstate/Johnson Lane Corporation.........................
                                                              ---------
          Total.............................................  2,500,000
                                                              =========


     The Underwriting Agreement provides that the obligations of the Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase and pay for all the above shares of Common Stock if any are purchased.

     The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to selected dealers at such price less a concession not in excess
of $     per share of Common Stock. The Underwriters may allow, and such
selected dealers may reallow, a concession not in excess of $     per share of
Common Stock to certain brokers and dealers. After the initial offering to the public, the price to public, concessions and reallowances to dealers may be changed by the Representatives.


     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an additional 375,000 shares of Common Stock to cover over-allotments, if any, at the public offering price, less the underwriting discount, as set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with the Offering.



     The Company, ITC Service Company and all current shareholders of the Company, including ITC and Mr. Bare have agreed not to offer, sell or contract to sell or otherwise dispose of, directly or indirectly, or announce an offering of, any Common Stock of the Company, with certain exceptions, for a period of 180 days after the date hereof without the written consent of Wheat First Securities, Inc.


     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Representatives have informed the Company that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

     Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price was determined through negotiations between the Company and the Representatives. Among the factors that were considered in making such determination were prevailing market conditions, the Company's financial and operating history and condition, its prospects and prospects for the industry in general, the management of the Company and the market prices of securities for companies in business similar to that of the Company.

     In connection with the Offering, certain Underwriters and selling group members (if any) and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with

Rule 104 of Regulation M of the Securities and Exchange Commission (the "Commission"), pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 375,000 shares of Common Stock, by exercising the Underwriters over-allotment option. In addition, Wheat First Securities, Inc., on behalf of the Underwriters, may impose penalty bids under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering), for the account of the other Underwriters, the selling concession with respect to the Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and if any is undertaken, it may be discontinued at any time.


                                 LEGAL MATTERS

     The validity of shares of Common Stock offered hereby is being passed upon for the Company by Alston & Bird LLP, Atlanta, Georgia. Certain legal matters related to this Offering will be passed upon for the Underwriters by Nelson Mullins Riley & Scarborough, L.L.P., Atlanta, Georgia.

                                    EXPERTS


     The consolidated financial statements of HeadHunter.NET, Inc. and subsidiaries (Successor Company) and HNET, Inc., (Predecessor Company) for the years ended December 31, 1995 and 1996, the ten months ended October 31, 1997 and the two months ended December 31, 1997 included elsewhere in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.


                             AVAILABLE INFORMATION

     The Company has filed with the Commission through the Electronic Data Gathering and Retrieval ("EDGAR") system a registration statement on Form S-1 (together with all amendments, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered by this Prospectus. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part. For further information, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the following Regional Offices of the Commission, except that copies of the exhibits may not be available at certain of the Regional Offices: Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of all or any part of such material may be obtained from the Commission at 450 Fifth Street, N.W. Room 1024, Washington, D.C. 20549, upon payment of certain fees prescribed by the Commission. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy, information statements, and registration statements and other information filed with the Commission through the EDGAR system.

     The Company is not presently a reporting company and does not file reports or other information with the Commission. On the effective date of the Registration Statement, however, the Company will become a reporting company under the Exchange Act. Accordingly, the Company will become subject to the informational and periodic reporting requirements of the Exchange Act and in accordance therewith will file reports, proxy statements and other information with the Commission. In addition, after completion of the Offering, the Company intends to furnish its shareholders with annual reports containing audited financial statements and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
HEADHUNTER.NET, INC. AND SUBSIDIARIES (SUCCESSOR COMPANY)
  AND HNET, INC. (PREDECESSOR COMPANY)

Report of Independent Public Accountants....................  F-2

Consolidated Balance Sheets -- December 31, 1996 and 1997
  and June 30, 1998 (unaudited).............................  F-3

Consolidated Statements of Operations for the Period From
  Inception (October 10, 1995) to December 31, 1995, the
  Year Ended December 31, 1996, the Ten Months Ended October
  31, 1997, the Two Months Ended December 31, 1997, and the
  Six Months Ended June 30, 1997 and 1998 (unaudited).......  F-4

Consolidated Statements of Shareholders' Equity for the
  Period From Inception (October 10, 1995) to December 31,
  1995, the Year Ended December 31, 1996, the Ten Months
  Ended October 31, 1997, the Two Months Ended December 31,
  1997, and the Six Months Ended June 30, 1998
  (unaudited)...............................................  F-5

Consolidated Statements of Cash Flows for the Period From
  Inception (October 10, 1995) to December 31, 1995, the
  Year Ended December 31, 1996, the Ten Months Ended October
  31, 1997, and the Two Months Ended December 31, 1997, and the Six Months Ended June 30, 1997 and 1998 (unaudited)... F-6

Notes to Consolidated Financial Statements..................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To HeadHunter.NET, Inc.:

     We have audited the accompanying consolidated balance sheets of HEADHUNTER.NET, INC. AND SUBSIDIARIES (Successor Company) and HNET, INC. (Predecessor Company) as of December 31, 1996 and 1997 and the related consolidated statements of operations, shareholders' equity, and cash flows for the period from inception (October 10, 1995) to December 31, 1995, the year ended December 31, 1996, the ten months ended October 31, 1997, and the two months ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HeadHunter.NET, Inc. and subsidiaries (Successor Company) and HNET, Inc. (Predecessor Company) as of December 31, 1996 and 1997 and the results of their operations and their cash flows for the period from inception (October 10, 1995) to December 31, 1995, the year ended December 31, 1996, the ten months ended October 31, 1997, and the two months ended December 31, 1997 in conformity with generally accepted accounting principles. As discussed in Note 1 to the financial statements, effective October 31, 1997, ITC Holding Company, Inc. acquired a majority ownership interest in HeadHunter.NET, Inc. in a business combination accounted for as a purchase. As a result of this acquisition, the financial information for the periods after the acquisition is presented on a different cost basis than for periods before the acquisition and, therefore, is not comparable.

                                          /s/  ARTHUR ANDERSEN LLP
Atlanta, Georgia
July 16, 1998

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

                          CONSOLIDATED BALANCE SHEETS


                                                              PREDECESSOR
                                                                COMPANY          SUCCESSOR COMPANY
                                                              ------------   --------------------------
                                                              DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                                                  1996           1997          1998
                                                              ------------   ------------   -----------
                                                                                            (UNAUDITED)
                                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $25,973       $  853,989    $   196,366
  Accounts receivable:
    Trade, net of allowance for doubtful accounts of $0 at
      December 31, 1996 and 1997 and $34,249 at June 30,
      1998..................................................     10,783            8,865        123,116
    Affiliates (Note 3).....................................         --            5,100             --
  Prepaid expenses..........................................         --           13,420         33,080
                                                                -------       ----------    -----------
        Total current assets................................     36,756          881,374        352,562
                                                                -------       ----------    -----------
PROPERTY AND EQUIPMENT:
  Furniture and fixtures....................................        800           28,664         64,717
  Leasehold improvements....................................     10,809               --             --
  Hardware and related equipment............................     17,543           66,082        130,638
                                                                -------       ----------    -----------
                                                                 29,152           94,746        195,355
  Accumulated depreciation and amortization.................     (7,358)          (3,778)       (23,965)
                                                                -------       ----------    -----------
        Total property and equipment, net...................     21,794           90,968        171,390
                                                                -------       ----------    -----------
ACQUIRED SOFTWARE RIGHTS, net of accumulated amortization of
  $32,633 and $130,529 at December 31, 1997 and June 30,
  1998, respectively........................................         --          946,343        848,447
                                                                -------       ----------    -----------
OTHER ASSETS (Note 2).......................................         --            4,230        152,297
                                                                -------       ----------    -----------
        Total assets........................................    $58,550       $1,922,915    $ 1,524,696
                                                                =======       ==========    ===========

                                 LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable:
    Trade...................................................    $ 3,050       $   20,326    $   172,575
    Affiliates (Note 3).....................................         --           23,843             --
    Employees...............................................         --           36,454             --
  Short-term borrowings -- affiliates (Note 3)..............         --               --        400,000
  Accrued compensation......................................         --               --         32,705
  Other accrued expenses....................................         --               --         58,387
  Deferred revenue..........................................         --           11,775        109,015
                                                                -------       ----------    -----------
        Total current liabilities...........................      3,050           92,398        772,682
                                                                -------       ----------    -----------
COMMITMENTS AND CONTINGENCIES (Note 4)
SHAREHOLDERS' EQUITY:
  Class A Preferred Stock, $0.01 par value; 2,800,000 shares authorized, issued and outstanding at December 31, 1997
    and June 30, 1998.......................................         --           28,000         28,000
  Class B Serial Preferred Stock, $0.01 par value; 5,000,000 shares authorized, none issued and outstanding at
    December 31, 1997 and June 30, 1998.....................         --               --             --
  Common stock, $0.01 par value; 50,200,000 shares
    authorized, 2,200,000 shares issued and outstanding at
    December 31, 1997 and June 30, 1998.....................         --           22,000         22,000
  Capital stock.............................................        260               --             --
  Paid-in capital...........................................      5,040        1,956,909      1,956,909
  Retained earnings (accumulated deficit)...................     50,200         (176,392)    (1,254,895)
                                                                -------       ----------    -----------
        Total shareholders' equity..........................     55,500        1,830,517        752,014
                                                                -------       ----------    -----------
        Total liabilities and shareholders' equity..........    $58,550       $1,922,915    $ 1,524,696
                                                                =======       ==========    ===========


   The accompanying notes are an integral part of these consolidated balance sheets.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                         SUCCESSOR     PREDECESSOR    SUCCESSOR
                                                       PREDECESSOR COMPANY                COMPANY        COMPANY       COMPANY
                                            -----------------------------------------   ------------   -----------   -----------
                                                FROM
                                             INCEPTION                        TEN
                                            (OCTOBER 10,                    MONTHS       TWO MONTHS    SIX MONTHS    SIX MONTHS
                                              1995) TO      YEAR ENDED       ENDED         ENDED          ENDED         ENDED
                                            DECEMBER 31,   DECEMBER 31,   OCTOBER 31,   DECEMBER 31,    JUNE 30,      JUNE 30,
                                                1995           1996          1997           1997          1997          1998
                                            ------------   ------------   -----------   ------------   -----------   -----------
                                                                                                       (UNAUDITED)   (UNAUDITED)
REVENUES..................................    $50,754        $190,146      $124,437      $   29,591     $103,885     $   278,051
                                              -------        --------      --------      ----------     --------     -----------
OPERATING EXPENSES:
  Costs of revenues.......................         --              --        29,390           2,906       15,540          37,539
  Marketing and selling...................         --           2,740        23,301          41,123        8,920         508,380
  General and administrative..............      5,073          52,105        95,967         126,268       66,281         700,096
  Depreciation and amortization...........        516           6,842        10,099          41,912        5,481         118,083
                                              -------        --------      --------      ----------     --------     -----------
         Total operating expenses.........      5,589          61,687       158,757         212,209       96,222       1,364,098
                                              -------        --------      --------      ----------     --------     -----------
OPERATING INCOME (LOSS)...................     45,165         128,459       (34,320)       (182,618)       7,663      (1,086,047)
OTHER INCOME (EXPENSE)....................         --             164          (843)          6,226         (601)          7,544
                                              -------        --------      --------      ----------     --------     -----------
NET INCOME (LOSS).........................    $45,165        $128,623      $(35,163)     $ (176,392)    $  7,062     $(1,078,503)
                                              =======        ========      ========      ==========     ========     ===========
LOSS PER SHARE:
  Basic...................................                                               $    (0.08)                 $     (0.49)
  Diluted.................................                                               $    (0.08)                 $     (0.47)
WEIGHTED AVERAGE SHARES OUTSTANDING:
  Basic...................................                                                2,200,000                    2,200,000
  Diluted.................................                                                2,289,440                    2,289,440


 The accompanying notes are an integral part of these consolidated statements.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                     CLASS A                                              RETAINED
                                 PREFERRED STOCK        COMMON STOCK                      EARNINGS
                               -------------------   -------------------    PAID-IN     (ACCUMULATED
                                SHARES     AMOUNT     SHARES     AMOUNT     CAPITAL       DEFICIT)        TOTAL
                               ---------   -------   ---------   -------   ----------   ------------   -----------
PREDECESSOR COMPANY:
  Inception, October 10,
    1995.....................         --   $    --          --   $    --   $       --   $        --    $        --
    Issuance of capital
      stock..................         --        --         260       260        5,040            --          5,300
    Dividends................         --        --          --        --           --        (7,600)        (7,600)
    Net income...............         --        --          --        --           --        45,165         45,165
                               ---------   -------   ---------   -------   ----------   -----------    -----------
  Balance, December 31,
    1995.....................         --        --         260       260        5,040        37,565         42,865
    Dividends................         --        --          --        --           --      (115,988)      (115,988)
    Net income...............         --        --          --        --           --       128,623        128,623
                               ---------   -------   ---------   -------   ----------   -----------    -----------
  Balance, December 31,
    1996.....................         --        --         260       260        5,040        50,200         55,500
    Capital contribution.....         --        --          --        --       30,000            --         30,000
    Dividends................         --        --          --        --           --      (121,941)      (121,941)
    Net loss.................         --        --          --        --           --       (35,163)       (35,163)
                               ---------   -------   ---------   -------   ----------   -----------    -----------
  Balance, October 31,
    1997.....................         --   $    --         260   $   260   $   35,040   $  (106,904)   $   (71,604)
                               =========   =======   =========   =======   ==========   ===========    ===========
------------------------------------------------------------------------------------------------------------------
SUCCESSOR COMPANY:
  Initial capitalization of
    HeadHunters, L.L.C.......         --   $    --          --   $    --   $2,000,000   $        --    $ 2,000,000
    Acquisition of
      Predecessor Company....         --        --        (260)     (260)     (35,040)      106,904         71,604
    Reorganization (Note
      5).....................  2,800,000    28,000   2,200,000    22,000      (43,091)           --          6,909
    Net loss.................         --        --          --        --           --      (176,392)      (176,392)
                               ---------   -------   ---------   -------   ----------   -----------    -----------
  Balance, December 31,
    1997.....................  2,800,000    28,000   2,200,000    22,000    1,956,909      (176,392)     1,830,517
    Net loss.................         --        --          --        --           --    (1,078,503)    (1,078,503)
                               ---------   -------   ---------   -------   ----------   -----------    -----------
  Balance, June 30, 1998
    (unaudited)..............  2,800,000   $28,000   2,200,000   $22,000   $1,956,909   $(1,254,895)   $   752,014
                               =========   =======   =========   =======   ==========   ===========    ===========


 The accompanying notes are an integral part of these consolidated statements.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                       SUCCESSOR     PREDECESSOR    SUCCESSOR
                                                  PREDECESSOR COMPANY                   COMPANY        COMPANY       COMPANY
                                    -----------------------------------------------   ------------   -----------   -----------
                                      FROM INCEPTION                    TEN MONTHS     TWO MONTHS    SIX MONTHS    SIX MONTHS
                                    (OCTOBER 10, 1995)    YEAR ENDED       ENDED         ENDED          ENDED         ENDED
                                     TO DECEMBER 31,     DECEMBER 31,   OCTOBER 31,   DECEMBER 31,    JUNE 30,      JUNE 30,
                                           1995              1996          1997           1997          1997          1998
                                    ------------------   ------------   -----------   ------------   -----------   -----------
                                                                                                     (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income (loss)...............       $ 45,165         $ 128,623      $(35,163)     $ (176,392)    $  7,062     $(1,078,503)
                                         --------         ---------      --------      ----------     --------     -----------
  Adjustments to reconcile net
    income (loss) to net cash
    provided by (used in)
    operating activities:
    Depreciation and
      amortization................            516             6,842        10,099          41,912        5,481         118,083
    Changes in current operating
      assets and liabilities:
      Accounts receivable.........        (17,053)            6,270        10,783          (3,182)      (4,351)       (109,151)
      Prepaid expenses............             --                --            --         (13,420)          --         (15,260)
      Other assets................             --                --            --          (4,230)          --        (152,467)
      Accounts payable............            165             2,885           741          71,248        5,427          91,952
      Accrued expenses............             --                --         2,548               0           --          91,092
      Deferred revenue............             --                --            --          11,775           --          97,240
                                         --------         ---------      --------      ----------     --------     -----------
        Total adjustments.........        (16,372)           15,997        24,171         104,103        6,557         121,489
                                         --------         ---------      --------      ----------     --------     -----------
        Net cash provided by (used
          in) operating
          activities..............         28,793           144,620       (10,992)        (72,289)      13,619        (957,014)
                                         --------         ---------      --------      ----------     --------     -----------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchases of property and
    equipment.....................         (6,867)          (16,985)      (14,830)        (73,722)      (7,425)       (100,609)
                                         --------         ---------      --------      ----------     --------     -----------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Equity contribution.............             --                --        30,000       1,100,000           --              --
  Proceeds from short-term
    borrowings....................             --                --            --              --           --         400,000
  Dividends paid (Note 3).........         (7,600)         (115,988)      (21,941)       (100,000)     (18,186)             --
                                         --------         ---------      --------      ----------     --------     -----------
        Net cash (used in)
          provided by financing
          activities..............         (7,600)         (115,988)        8,059       1,000,000      (18,186)        400,000
                                         --------         ---------      --------      ----------     --------     -----------
NET INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS............         14,326            11,647       (17,763)        853,989      (11,992)       (657,623)
CASH AND CASH EQUIVALENTS,
  beginning of period.............             --            14,326        25,973              --       25,973         853,989
                                         --------         ---------      --------      ----------     --------     -----------
CASH AND CASH EQUIVALENTS, end of
  period..........................       $ 14,326         $  25,973      $  8,210      $  853,989     $ 13,981     $   196,366
                                         ========         =========      ========      ==========     ========     ===========
SUPPLEMENTAL CASH FLOW
  INFORMATION:
  Initial noncash equity
    contributions (Note 1)........       $  5,300         $      --      $     --      $  900,000     $     --     $        --
                                         ========         =========      ========      ==========     ========     ===========


 The accompanying notes are an integral part of these consolidated statements.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

ORGANIZATION

     On October 10, 1995, HNET, Inc. ("HNI" or the "Predecessor Company"), a Georgia S corporation, was established as a web site development consulting firm. In October 1996, the HeadHunter.NET web site was launched.


     On October 31, 1997, HeadHunters, L.L.C. ("LLC") was organized. Effective November 1, 1997, in a transaction accounted for as a purchase, ITC Holding Company, Inc. ("ITC"), contributed $1,100,000 in cash in exchange for a 55% equity interest in LLC. HNI contributed all of its assets and liabilities, including the right to use the name "HeadHunter.NET," in exchange for the remaining 45% equity interest. The total fair market value of HNI's equity contribution to LLC was $900,000, including $21,000 in furniture and fixtures, $979,000 in acquired software rights and $100,000 in dividends payable.


     On July 15, 1998, HNI's sole shareholder and ITC formed HeadHunter.NET, Inc. (the "Company" or the "Successor Company"), a Georgia corporation, and reorganized LLC and HNI as follows (the "Reorganization") for the purpose of completing the initial public offering (the "Offering") of the Company's common stock, as more fully described in Note 5.

          a. ITC contributed its 55% ownership interest in LLC to the Company.

          b. HNI's sole shareholder contributed 100% of HNI to the Company.


     As a result of the Reorganization, LLC and HNI are now wholly owned subsidiaries of the Company. The transaction has been accounted for in a manner similar to a pooling of interest (Note 2).


NATURE OF BUSINESS

     HeadHunter.NET is an Internet-based interactive technology company that provides a leading employment web site at www.HeadHunter.NET. The Company's web site enables job listers to list job opportunities and search for resumes, and enables job seekers to post their resumes and search for job opportunities using a wide array of search criteria, including keyword, industry, job type, education, geographic location, and salary range. The Company also offers banner advertising on its web page for companies who wish to target users of its services.

     The Company has experienced operating losses and negative cash flows from operations as a result of efforts to build out its network infrastructure, increase internal staffing, and develop its systems. The Company expects to continue to focus on increasing its customer base and expanding its operations. Accordingly, the Company expects that its cost of revenues, marketing and selling expenses, general and administrative expenses and capital expenditures will continue to increase significantly, all of which will have a negative impact on short-term operating results. The Company has entered into an agreement for a $2,500,000 line of credit which expires the earlier of (i) December 31, 1998 or (ii) the closing of the Offering (Notes 3 and 5). The Company also plans to complete an Offering of its common stock in the third quarter of 1998 (Note 5) to provide additional funds for its expansion plans. In the event this proposed equity offering is unsuccessful in the opinion of management, the Company's current cash position and available line of credit will be sufficient to meet the capital and operating needs of the Company through at least 1998. However, there can be no assurance that growth in the Company's revenues or customer base will continue or that the Company will be able to achieve or sustain profitability and/or positive cash flow.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRESENTATION

     The accompanying consolidated financial statements have been prepared on the accrual basis of accounting. The consolidated financial statements reflect the Reorganization in a manner similar to a pooling of interests and include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation.

     As a result of ITC's acquisition of a majority interest in the Company as discussed in Note 1, the capital structure of and the basis of accounting for the Company differs from that of the Predecessor Company prior to ITC's acquisition and the Reorganization. Financial data of the Company with respect to all reporting periods subsequent to November 1, 1997 (the "Successor Period") reflect ITC's acquisition under the purchase method. Therefore, financial data with respect to HNI prior to the acquisition (the "Predecessor Period") generally will not be comparable to that of the Company with respect to the items described below.

     As a result of ITC's acquisition of a majority interest in LLC, the statements of operations for the Successor Period include amortization of the software rights acquired. Also as a result of purchase accounting, the fair values of the property and equipment at the date of their acquisition became their new "cost" bases with respect to the Company. Accordingly, the depreciation of property and equipment for the Successor Period is based on the newly established cost bases of these assets. Other effects of purchase accounting in the Successor Period are not significant.

ACCOUNTING ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

REVENUE RECOGNITION


     The Company earns enhanced listing revenues by providing enhanced listing services for the users of the Company's recruiting web site and recognizes these revenues when the services are provided. The Company also earns advertising revenues by providing web advertisers access to users of the Company's web site and recognizes these revenues in the month impressions are delivered.



DEFERRED REVENUE



     Deferred revenues represent the liability for advance billings to customers, primarily related to enhanced listing services. Such amounts are recognized as revenues when the related services are performed.


CASH AND CASH EQUIVALENTS

     The Company considers all short-term, highly liquid investments with an original maturity date of three months or less to be a cash equivalent. Cash and cash equivalents are stated at cost, which approximates fair value.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets for financial reporting purposes. Major additions and improvements are charged to the property accounts while maintenance and repairs which do not improve or extend the lives of the respective assets are expensed in the current period. Estimated useful lives for the Company's assets are as follows:

Furniture and fixtures.................................  Three to five years
Hardware and equipment.................................  Three years

     Leasehold improvements are amortized using the straight-line method over the shorter of the service lives of the improvements or the remaining term of the lease.

ACQUIRED SOFTWARE RIGHTS


     Acquired software rights include all rights to the HeadHunter.NET web site and were recorded at their fair market value and are being amortized on a straight-line basis over a period of five years.


LONG-LIVED ASSETS

     The Company periodically reviews the values assigned to long-lived assets, such as property and equipment and other long-term assets, to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying consolidated balance sheets are appropriately valued.


OTHER ASSETS



     Other assets consist of the following at June 30, 1998 (unaudited):



Deposit on office furniture.................................  $104,209
Other deposits..............................................    48,088
                                                              --------
                                                              $152,297
                                                              ========


INCOME TAXES

     The sole shareholder of HNI elected for the Predecessor Company to be taxed under S corporation status of the Internal Revenue Code (the "Code") as amended. The Code and certain applicable state statutes provide that the income and expenses of an S corporation are not taxable separately to the corporation but rather accrue directly to the shareholders. Accordingly, no provision for income taxes has been reflected in the accompanying financial statements of the Predecessor Company.

     Prior to the Reorganization (Note 1), LLC, as a limited liability company, was treated as a partnership for tax purposes. Therefore, the income tax benefits generated by LLC were recorded by its members.

     Following the Reorganization (Note 1), the Successor Company will utilize the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

settled. At the date of the Reorganization (Note 1), there were no material effects on the Company's financial statements related to tax consequences of the Reorganization.

ADVERTISING COSTS

     The Company expenses the cost of advertising as incurred. Advertising expenses included in marketing and selling expenses were $0 for the period from inception (October 10, 1995) to December 31, 1995 and the year ended December 31, 1996, $2,632 for the ten months ended October 31, 1997, and $28,240 for the two months ended December 31, 1997.

     Advertising expenses included in marketing and selling expenses were $0 and $462,608 for the six months ended June 30, 1997 and 1998, respectively (unaudited).

SOURCES OF SUPPLIES

     The Company relies on local telephone companies and other companies to provide data communications capacity. Although management feels alternative telecommunications facilities could be found in a timely manner, disruption of these services for more than a brief period would have an adverse effect on operating results.

     Although the Company attempts to maintain multiple vendors for each required product, its property and equipment, which are important components of its operations, are each currently acquired from only a few sources. In addition, some of the Company's suppliers have limited resources and production capacity. If the suppliers are unable to meet the Company's needs as it builds out its network infrastructure and sell services, then delays and increased costs in the expansion of the Company's network infrastructure or losses of potential customers could result, which would adversely affect operating results.

NET LOSS PER SHARE

     Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 98, for periods prior to the Company's initial public offering (Note 5), basic net loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed using the weighted average number of shares of common stock outstanding during the period and, nominal issuances of common stock and common stock equivalents, regardless of whether they are antidilutive. Net loss per share is not shown for the Predecessor Company, as it is not comparable.

3. RELATED-PARTY TRANSACTIONS

     On October 31, 1997, the Company entered into a revolving credit agreement (the "Credit Agreement") which has been amended and restated (Note 5) with ITC and ITC Service Company, an affiliate of ITC, which allows the Company to draw up to $1,000,000 at an interest rate approximating ITC's cost of debt capital. ITC shall have the right to convert any outstanding balance at the end of the term into a fully paid and nonassessable equity interest in the Company equal to 1% for each $40,000 of the unpaid balance, including interest and penalties. Short-term borrowings under the Credit Agreement were $0 during the two months ended December 31, 1997 and $400,000 for the six months ended June 30, 1998 (unaudited).

     On November 1, 1997, the Company paid $100,000 in satisfaction of a dividend payable to the sole shareholder of HNI, which was included in the initial equity contribution under the organization of the LLC.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     As of December 31, 1997, approximately 40% of the Company's deferred revenue was related to subscription sales to affiliates of ITC. Outstanding receivables and payables for services provided to and rendered from ITC and its affiliates were $5,100 and $20,000, respectively, at December 31, 1997.

     Beginning in January 1998, the Company entered into an agreement with ITC'DeltaCom, Inc. ("ITC'DeltaCom") to serve as the Company's Internet service provider and host of the Company's web site. ITC'DeltaCom is related to ITC through both common ownership and board membership.

4. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     Lease expense relates to the lease of office space. At December 31, 1997, future minimum lease payments under this noncancelable operating lease, which expires August 31, 1998, totaled $24,000. Rental expense under the operating lease amounted to $3,000 for the two months ended December 31, 1997.

     Rental expense under the operating lease amounted to $18,000 for the six months ended June 30, 1998 (unaudited).

PURCHASE COMMITMENTS


     The Company entered into an agreement with an Internet company to purchase a minimum of $60,000 in banner advertising on the advertiser's web site by April 1998, which commitment was completed at the minimum purchase amount in April 1998.



     The Company has entered into various agreements with Internet companies to purchase a minimum of $496,000 and $229,000 in banner advertisements in 1998 and 1999, respectively (unaudited).


LEGAL PROCEEDINGS

     The Company is not currently a party to any material legal proceedings. From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of business, as well as claims of alleged infringement of trademarks and other intellectual property of third parties by the Company. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

DEPENDENCE ON STRATEGIC AND OTHER RELATIONSHIPS

     The Company has entered into and continually evaluates strategic relationships. The Company depends on its strategic relationships to increase
(i) traffic and content on its web site, (ii) visibility of job listers' employment opportunities, (iii) brand recognition, and (iv) advertising revenues. The Company has only recently entered into strategic relationships with Yahoo!, WorkLife (in conjunction with AltaVista), GeoCities and DoubleClick. Each of these relationships is short-term and generally non-exclusive. There can be no assurance that any such relationships will continue in the future or generate substantial benefits or revenues for the Company. The inability of the Company to maintain existing and enter into additional strategic relationships, or the failure to complete any projects related to any strategic relationship could have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the Company depends on advertising agreements with Internet companies such as America Online, Inc. and Yahoo! to increase content and traffic on its web site and to increase users' awareness of the Company's web site. There can be no assurance that such agreements will be renewed on terms acceptable to the Company. Such companies may also enter into arrangements with the Company's competitors which may substantially

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

reduce the effectiveness of the Company's advertising or eliminate the Company's ability to advertise on such companies' web sites.

     The Company is also generally dependent on other web site operators that provide links to the Company's web site. Most of these arrangements are not exclusive and are short-term or may be terminated at the convenience of the other party. Moreover, many web site operators provide links to the Company's web site on an informal basis, and such web site operators may terminate such links at any time without notice to the Company. In addition, there can be no assurance that such third parties will not develop their own competitive services, either during their relationship with the Company or after their relationship with the Company expires. Further, there can be no assurance that the services of those web site operators that provide access or links to the Company's web site will achieve market acceptance or commercial success. Accordingly, there can be no assurance that the Company's existing relationships will result in sustained business partnerships, successful service offerings, or the generation of significant traffic and content on the Company's web site or significant revenues for the Company.

RISK OF CAPACITY CONSTRAINTS; DEPENDENCE ON COMPUTER INFRASTRUCTURE; DEPENDENCE ON INTERNET INFRASTRUCTURE; TECHNOLOGICAL RISKS


     The Company depends on its ability to generate a high volume of traffic to and content on its web site. Accordingly, the Company depends upon ISPs, OSPs and other web site operators, which may experience Internet connectivity outages. Such an outage may cause the Company's users to experience difficulties accessing the Company's web site. The Company currently uses Frontier GlobalCenter, Inc. ("Frontier GlobalCenter") as a co-location facility for substantially all of its web servers, and uses ITC'DeltaCom, Inc. ("ITC'DeltaCom") as its ISP for its corporate headquarters. Any system failure at Frontier GlobalCenter or with ITC'DeltaCom that causes an interruption in service or a decrease in responsiveness of the Company's web site could result in less traffic, and if sustained or repeated, could impair the reputation and perception of the Company's web site. Any failure to handle current or increased volumes of traffic would have a material adverse effect on the Company's business, results of operations and financial condition.



     In addition, the Company may have to make substantial investments in equipment and other technology in order to improve performance of its web site, including the establishment of new co-location facilities. The success of the Company depends in large part upon the development of the Internet's infrastructure as a reliable network backbone with the necessary speed, data capacity and security, or timely development of complementary products, such as high-speed modems, for providing reliable Internet access and services. Because global commerce and online exchange of information on the Internet and other similar open wide-area networks are new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by such growth or that the performance or reliability of the Internet will not be adversely affected by this continued growth. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols to handle increased levels of activity or due to increased governmental regulation. There can be no assurance that the infrastructure or complementary products or services necessary to make the Internet a viable commercial marketplace will be developed. If the necessary infrastructure standards or protocols or complementary products, services or facilities are not developed, the Company's business, results of operations and financial condition will be materially adversely affected. The market in which the Company competes is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements, and changing customer demands. These market character-

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

istics are exacerbated by the emerging nature of the Internet. Accordingly, the Company's future success will depend on its ability to adapt to rapidly changing technologies and to adapt its services to evolving industry standards. The failure of the Company to adapt to such changes could have a material adverse effect on the Company's business, results of operations and financial condition.

5. SUBSEQUENT EVENTS

COMMON UNIT OPTION PLAN


     In January 1998, LLC's board of managers approved the formation of an incentive unit option plan and allocated 500,000 shares of common units to the plan. Through June 30, 1998, the board of managers has granted 361,750 of these options to various employees of the Company. All options were granted with an exercise price between $0.40 and $1.40 per share, which represents the estimated fair value of 262,500 of the common units granted as determined by the board of managers at the dates of grant. The remaining 99,250 common units granted had an estimated fair value in excess of the grant price due to an increase in value related to the contemplated initial public offering (Note 5). The Company recorded approximately $33,000 in compensation expense during the six months ended June 30, 1998. The options vest over a five-year period as follows: 40% at the second anniversary of the dates of grant and an additional 20% at each of the next three anniversary dates. The options expire ten years from the date of grant.


OPERATING LEASE

     In April 1998, the Company entered into a ten-year operating lease agreement for office space to begin November 1, 1998. Future minimum lease payments as of June 30, 1998 are as follows (unaudited):

1998........................................................  $   46,374
1999........................................................     310,129
2000........................................................     357,723
2001........................................................     364,875
2002........................................................     372,171
Thereafter..................................................   2,642,015
                                                              ----------
                                                              $4,093,287
                                                              ==========

FORMATION OF THE COMPANY AND COMPLETION OF THE REORGANIZATION


     On July 13, 1998, the Company was incorporated under the laws of the State of Georgia. The Company has authorized 50,200,000 shares of common stock, par value $0.01, and 2,800,000 shares of Class A Preferred Stock, par value $0.01, and 5,000,000 shares of Class B Serial Preferred Stock. Upon consummation of the proposed initial public offering discussed later, each share of Class A Preferred Stock will automatically convert into one share of common stock. The Company's board of directors has the authority to issue up to 5,000,000 shares of Class B Serial Preferred Stock in one or more series. There are no shares of Class B Serial Preferred Stock currently outstanding.


     As discussed in Note 1, the purpose of incorporating the Company was to enable ITC and STC's sole shareholder to complete a reorganization of LLC and HNI. In return for the contribution of its 55% interest in LLC to the Company, ITC received 2,750,000 shares of the Company's Class A Preferred Stock. The sole shareholder of HNI received 2,200,000 shares of the Company's common stock, $0.01 par value and 50,000 shares of the Company's Class A Preferred Stock in return for the contribution of 100% of HNI.

                     HEADHUNTER.NET, INC. AND SUBSIDIARIES
                              (SUCCESSOR COMPANY)
                                 AND HNET, INC.
                             (PREDECESSOR COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     In connection with the Reorganization, the Company also assumed options to purchase 361,750 common units that were granted under LLC's Common Unit Option Plan and has converted such options into options to purchase an equal number of shares of common stock on identical terms.


AMENDMENT TO CREDIT FACILITY


     On July 16, 1998, the Company, ITC and ITC Service Company, an affiliate of ITC, entered into an amended and restated the Credit Agreement (Note 3), pursuant to which ITC Service Company made available to the Company a revolving line of credit of up to $2.5 million and is payable in full the earlier of (i) December 31, 1998 or (ii) the closing of this Offering. Principal amounts outstanding under the credit facility bear interest at annual rate equal to ITC Service Company's cost of debt capital as reasonably determined, from time to time by ITC Service Company (currently 6.8%) on the first $1 million and at a fixed rate of 14% per annum on the remaining $1.5 million. In connection with the amendments to the Credit Agreement, the Company issued to ITC Service Company a warrant to purchase $375,000 of common stock at a price per share equal to the initial public offering price per share. This warrant vested upon issuance and is exercisable for a term of ten years.


1998 LONG-TERM INCENTIVE PLAN


     On July 15, 1998, the Company's board of directors adopted the Company's 1998 Long-Term Incentive Plan (the "Incentive Plan"). The Company has reserved 500,000 shares of its common stock for issuance in connection with options and awards granted under the Incentive Plan. The Company may grant options and awards to officers and employees of the Company, a parent or a subsidiary, and to nonemployee directors and consultants to the Company after the Company's common stock is listed on the Nasdaq National Market. The Incentive Plan authorizes the granting of awards to eligible participants in the form of (i) options to purchase shares of the Company's common stock, which may be incentive stock options or nonqualified stock options, (ii) stock appreciation rights,
(iii) performance shares, (iv) restricted stock awards, (v) dividend equivalents or (vi) other stock-based awards. The Incentive Plan is administered by the Company's board of directors or the Compensation Committee in accordance with its term.


PROPOSED INITIAL PUBLIC OFFERING

     The Company is in the process of registering with the Securities and Exchange Commission shares of its common stock. There can be no assurance that this Offering will be completed.

             ------------------------------------------------------
             ------------------------------------------------------

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     UNTIL             , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS) ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................    6
Company Organization..................   17
Use of Proceeds.......................   17
Dividend Policy.......................   17
Dilution..............................   18
Capitalization........................   19
Selected Financial and Operating
  Data................................   20
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   21
Business..............................   27
Management............................   36
Principal Shareholders................   40
Certain Transactions..................   40
Description of Capital Stock..........   41
Shares Eligible for Future Sale.......   44
Underwriting..........................   46
Legal Matters.........................   47
Experts...............................   47
Available Information.................   47
Index to Financial Statements.........  F-1


------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                2,500,000 SHARES


                                     [LOGO]

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                               WHEAT FIRST UNION

                               J.C. BRADFORD&CO.

                            INTERSTATE/JOHNSON LANE
                                  CORPORATION
                                            , 1998

------------------------------------------------------
------------------------------------------------------

                PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated expenses in connection with the Offering described in the Registration Statement:


SEC Registration Fee........................................  $ 11,026
NASD Fees...................................................     4,238
Nasdaq Fees.................................................    69,375
Blue Sky Fees and Expenses..................................     5,000
Printing and Engraving......................................   100,000
Legal Fees and Expenses.....................................   210,000
Accounting Fees and Expenses................................   110,000
Transfer Agent Fees.........................................     5,000
Miscellaneous Expenses......................................   285,361
                                                              --------
          Total.............................................  $800,000
                                                              ========


---------------

 * All amounts other than the SEC Registration Fee and NASD Fees reflect Company estimates.


ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     The Company's Articles of Incorporation eliminate, subject to certain limited exceptions, the personal liability of a director to the Company or its shareholders for monetary damage for any breach of duty as a director. There is no elimination of liability for (i) a breach of duty involving appropriation of a business opportunity of the Company; (ii) an act or omission which involves intentional misconduct or a knowing violation of law; (iii) any transaction from which the director derives an improper personal benefit; or (iv) as to any payments of a dividend or any other type of distribution that is illegal under
Section 14-2-832 of the Georgia Business Corporation Code (the "GBCC"). In addition, if at any time the GBCC is amended to authorize further elimination or limitation of the personal liability of a director, then the liability of each director of the Company shall be eliminated or limited to the fullest extent permitted by such provisions, as so amended, without further action by the shareholders, unless the provisions of the GBCC require such action. The provision does not limit the right of the Company or its shareholders to seek injunctive or other equitable relief not involving payments in the nature of monetary damages.

     The indemnification provisions in the Company's Bylaws require the Company to indemnify and hold harmless any director or officer who was or is a party or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Company) because such person is or was a director or officer of the Company, against liability incurred in such proceeding except for any liability incurred in a proceeding in which the director or officer is adjudged liable to the Company or is subjected to injunctive relief in favor of the Company for (i) any appropriation, in violation of such director's or officer's duties, of any business opportunity of the Company, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law, (iii) types of liability set forth in Section 14-2-832 of the GBCC or (iv) any transaction from which such officer or director received an improper personal benefit. The Board of Directors of the Company also has the authority to extend to employees and agents the same indemnification rights held by directors, subject to all the accompanying conditions and obligations. Indemnified persons would also be entitled to have the Company advance expenses prior to the final disposition of the proceeding. If it is ultimately determined that they are not entitled to indemnification, however, such amounts would be repaid. Insofar as indemnification for liability arising under the Securities Act may be permitted to officers and directors of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     The Company has entered into separate indemnification agreements with each of its directors and executive officers, whereby the Company agreed, among other things, to provide for indemnification and advancement of expenses in a manner and subject to terms and conditions similar to those set forth in the Articles of Incorporation and Bylaws. There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.


     The Company maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of the Company for certain liabilities, including certain liabilities which may arise out of this registration statement.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.


     No securities which were not registered under the Securities Act have been sold by HeadHunter.NET, Inc. within the past three years except for: (i) the sales made by the Company to Mr. Bare and ITC pursuant to that certain Contribution Agreement dated July 15, 1998; (ii) the issuance to ITC Service Company of a warrant to purchase 31,250 shares of Common Stock (assuming an Offering price of $12.00 per share) in connection with the Company's $2.5 million credit facility with ITC Service Company; (iii) the LLC granted non-qualified stock options to purchase 361,750 common units of the LLC under the HeadHunters, L.L.C. Employee Common Unit Option Plan and in connection with the reorganization of the Company in July 1998, all of the options to purchase shares of the LLC common units were assumed by the Company and converted into options to purchase an equal number of shares of Common Stock; and (iv) since July 15, 1998, the Company has issued non-qualified stock options to purchase 37,500 shares of Common Stock under individual stock option agreements and the HeadHunter.NET, Inc. 1998 Long Term Incentive Plan. Pursuant to Contribution Agreement, Mr. Bare received 2,200,000 shares of Common Stock and 50,000 shares of Class A Preferred Stock and ITC received 2,750,000 shares of Class A Preferred Stock in exchange for all of the outstanding capital stock of HNI held by Mr. Bare and ITC's 55% equity interest in LLC.


     The issuances of securities described above were made in reliance on one or more of the exemptions from registration under the Securities Act, including those provided for by Section 4(2) and Regulation D thereunder. The recipients of the securities in the above transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for the sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. The recipients of these securities had adequate access, through their relationship with the Company, to information about the Company.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1       --  Form of Underwriting Agreement
 3.1       --  Articles of Incorporation of the Company++
 3.2       --  Bylaws of the Company++
 4.1       --  Specimen Common Stock Certificate
 4.2       --  Article II of the Company's Articles of Incorporation (filed as part of Exhibit 3.1)++
 5.1       --  Opinion of Alston & Bird LLP
10.1       --  HeadHunter.NET, Inc. 1998 Long-Term Incentive Plan and Form
               of Non-Qualified Stock Option Agreement
10.2       --  HeadHunters, L.L.C. Employee Common Unit Option Plan dated
               January 14, 1998++
10.3       --  Amended and Restated Loan and Security Agreement dated July
               16, 1998 among ITC Holding Company, Inc., ITC Service
               Company and the Company**++

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.4       --  Form of Indemnity Agreement between directors/executive officers and the Company++
10.5       --  Contribution Agreement dated July 15, 1998 by and among ITC
               Holding Company, Inc., Warren L. Bare and the Company**++
10.6       --  GeoCities and HeadHunter.NET Co-Marketing Agreement dated
               July 2, 1998 between GeoCities, Inc. and the Company+ ++
10.7       --  WorkLife's Internet Content Partners Agreement by and
               between WorkLife Solutions, Inc. and the Company++
10.8       --  Yahoo! Inc. Content License Agreement dated as of April 15,
               1998 between Yahoo! Inc. and the Company++
10.9       --  Letter Agreement dated October 29, 1997 between Warren L.
               Bare and ITC Holding Company, Inc.++
10.10      --  Letter Agreement dated November 13, 1997 between Kenneth E.
               Dopher and the Company++
10.11      --  Letter Agreement dated May 18, 1998 between Judith G.
               Hackett and the Company++
10.12      --  Lease dated June 4, 1998 between Michael G. Perkins and the
               Company, as amended by that First Amendment to Lease dated
               June 4, 1998++
10.13      --  Yahoo! Advertising Insertion Order dated March 24, 1998+ ++
10.14      --  AOL Insertion Order dated March 5, 1998 between America
               Online, Inc. and the Company+ ++
10.15      --  Classifieds2000 Advertising Agreement dated April 2, 1998 between Classifieds2000 and the Company + ++
10.16      --  Agreement dated July 16, 1998 between DoubleClick Inc. and the Company+ ++
10.17      --  Stock Purchase Warrant dated July 16, 1998 between ITC
               Service Company and the Company++
10.18      --  Investment Agreement dated October 30, 1997 by and among ITC
               Holding Company, Inc., Software Technology Corporation and
               Warren L. Bare**
10.19      --  Form of Non-Employee Director Non-Qualified Stock Option
               Agreement
10.20      --  Lycos, Inc. Advertising Contract dated April 1, 1998
10.21      --  Master Service Agreement dated June 23, 1998 between the
               Company and Frontier Global Center, Inc.
21.1       --  Subsidiaries of the Company++
23.1       --  Consent of Arthur Andersen LLP
23.2       --  Consent of Alston & Bird LLP (filed as part of Exhibit 5.1)
24.1       --  Power of Attorney++
27.1       --  Financial Data Schedule (for SEC use only)


---------------


** The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request, as provided in Item 601(b)(2) of Regulation S-K.

 + Portions of this exhibit are the subject of a request for confidential treatment. The copy filed as an exhibit omits the information subject to such confidentiality request. The omitted information has been filed separately with the Commission. Such portions are marked by brackets [***] and the pages on which they appear contain an asterisk(*) in the upper right corner.
++ Previously filed.

  (b) Financial Schedules

     None.

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or
     (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ATLANTA, STATE OF GEORGIA, ON AUGUST 25, 1998.


                                          HEADHUNTER.NET, INC.

                                          By:      /s/ WARREN L. BARE
                                            ------------------------------------
                                                       Warren L. Bare
                                                Chief Executive Officer and
                                                          President


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES LISTED AND ON THE DATES INDICATED.



                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                 /s/ WARREN L. BARE                    Chief Executive Officer,         August 25, 1998
-----------------------------------------------------    President and Director
                   Warren L. Bare                        (Principal Executive Officer)

                /s/ KENNETH E. DOPHER                  Chief Financial Officer and      August 25, 1998
-----------------------------------------------------    Secretary (Principal
                  Kenneth E. Dopher                      Financial and Accounting
                                                         Officer)

             /s/ WILLIAM H. SCOTT, III*                Chairman of the Board and        August 25, 1998
-----------------------------------------------------    Director
                William H. Scott, III

              /s/ ROBERT M. MONTGOMERY*                Director                         August 25, 1998
-----------------------------------------------------
                Robert M. Montgomery

            /s/ BURTON B. GOLDSTEIN, JR.*              Director                         August 25, 1998
-----------------------------------------------------
              Burton B. Goldstein, Jr.

                /s/ DONALD W. WEBER*                   Director                         August 25, 1998
-----------------------------------------------------
                   Donald W. Weber

                 /s/ J. DOUGLAS COX*                   Director                         August 25, 1998
-----------------------------------------------------
                   J. Douglas Cox

                /s/ WARREN L. BARE
*By:-------------------------------------------------
          Warren L. Bare, Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 1.1       --  Form of Underwriting Agreement
 3.1       --  Articles of Incorporation of the Company++
 3.2       --  Bylaws of the Company++
 4.1       --  Specimen Common Stock Certificate
 4.2       --  Article II of the Company's Articles of Incorporation (filed as part of Exhibit 3.1)++
 5.1       --  Opinion of Alston & Bird LLP
10.1       --  HeadHunter.NET, Inc. 1998 Long-Term Incentive Plan and Form
               of Non-Qualified Stock Option Agreement
10.2       --  HeadHunters, L.L.C. Employee Common Unit Option Plan dated
               January 14, 1998++
10.3       --  Amended and Restated Loan and Security Agreement dated July
               16, 1998 among ITC Holding Company, Inc., ITC Service
               Company and the Company**++
10.4       --  Form of Indemnity Agreement between directors/executive officers and the Company++
10.5       --  Contribution Agreement dated July 15, 1998 by and among ITC
               Holding Company, Inc., Warren L. Bare and the Company**++
10.6       --  GeoCities and HeadHunter.NET Co-Marketing Agreement dated
               July 2, 1998 between GeoCities Inc. and the Company+ ++
10.7       --  WorkLife's Internet Content Partners Agreement by and
               between WorkLife Solutions, Inc. and the Company++
10.8       --  Yahoo! Inc. Content License Agreement dated as of April 15,
               1998 between Yahoo! Inc. and the Company++
10.9       --  Letter Agreement dated October 29, 1997 between Warren L.
               Bare and ITC Holding Company, Inc.++
10.10      --  Letter Agreement dated November 13, 1997 between Kenneth E.
               Dopher and the Company++
10.11      --  Letter Agreement dated May 18, 1998 between Judith G.
               Hackett and the Company++
10.12      --  Lease dated June 4, 1998 between Michael G. Perkins and the
               Company, as amended by that First Amendment to Lease dated
               June 4, 1998++
10.13      --  Yahoo! Advertising Insertion Order dated March 24, 1998+ ++
10.14      --  AOL Insertion Order dated March 5, 1998 between America
               Online, Inc. and the Company+ ++
10.15      --  Classifieds2000 Advertising Agreement dated April 2, 1998 between Classifieds2000 and the Company+ ++
10.16      --  Agreement dated July 16, 1998 between DoubleClick Inc. and the Company+ ++
10.17      --  Stock Purchase Warrant dated July 16, 1998 between ITC
               Service Company and the Company++
10.18      --  Investment Agreement dated October 30, 1997 by and among ITC
               Holding Company, Inc., Software Technology Corporation and
               Warren L. Bare**
10.19      --  Form of Non-Employee Director Non-Qualified Stock Option
               Agreement
10.20      --  Lycos, Inc. Advertising Contract dated April 1, 1998
10.21      --  Master Service Agreement dated June 23, 1998 between the
               Company and Frontier GlobalCenter, Inc.
21.1       --  Subsidiaries of the Company++
23.1       --  Consent of Arthur Andersen LLP
23.2       --  Consent of Alston & Bird LLP (filed as part of Exhibit 5.1)
24.1       --  Power of Attorney++
27.1       --  Financial Data Schedule (for SEC use only)


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** The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request, as provided in Item 601(b)(2) of Regulation S-K.

 + Portions of this exhibit are the subject of a request for confidential treatment. The copy filed as an exhibit omits the information subject to such confidentiality request. The omitted information has been filed separately with the Commission. Such portions are marked by brackets [***] and the pages on which they appear contain an asterisk (*) in the upper right corner.
++ Previously filed.